Exhibit 10.34
ASSET PURCHASE AGREEMENT
by and among
U.S. ENERGY SYSTEMS, INC.
KEN COTTON, SHAWN O’CONNELL,
SIMON BAITLER
And
ULTRALIFE CORPORATION
and
STATIONARY POWER SERVICES, INC.
October 31, 2008

2

Section 3.30	Powers of Attorney	30
Section 3.31	Books and Records	30
Section 3.32	Shares	31

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		31

Section 4.1	Organization and Power	31
Section 4.2	Authorization	31
Section 4.3	Approvals	32
Section 4.4	Non-Contravention	32
Section 4.5	Binding Effect	32
Section 4.6	Finders’ Fees	32
Section 4.7	Disclosure	32

ARTICLE V. COVENANTS		31

Section 5.1	Access	33
Section 5.2	Conduct of Business	33
Section 5.3	Reasonable Efforts; Further Assurances	34
Section 5.4	Business Name Change	34
Section 5.5	Exclusivity	35
Section 5.6	Confidentiality	35
Section 5.7	Public Disclosure	36
Section 5.8	Bulk Sales	36
Section 5.9	Taxes	36
Section 5.10	Determination and Allocation of Consideration	38
Section 5.11	Covenants Not to Sue or Assert Rights	38
Section 5.12	Certain Contracts	38
Section 5.13	Risk of Loss	38
Section 5.14	Real Estate Matters	38
Section 5.15	Employees	39
Section 5.16	Enforcement of Rights	40
Section 5.17	Notices and Consents	40
Section 5.18	Notice of Developments	40
Section 5.19	S Corporation Status	40
Section 5.20	Non-Solicitation	40

ARTICLE VI. CONDITIONS TO CLOSING		41

Section 6.1	Conditions to the Obligations of Buyer, Acquisition Sub and Seller	41
Section 6.2	Further Conditions to the Obligation of Buyer and Acquisition Sub	41
Section 6.3	Further Conditions to the Obligation of Seller	43

ARTICLE VII. INDEMNIFICATION		45

Section 7.1	Indemnification by Seller and Selling Shareholders	45
Section 7.2	Indemnification by Buyer	45
Section 7.3	Right of Offset	46
Section 7.4	Indemnification Procedures	46
Section 7.5	Cap	47

3

4

Execution Version
ASSET PURCHASE AGREEMENT
     THIS AGREEMENT is made as of October 31, 2008 by and among U.S. Energy Systems, Inc., a California corporation (“Seller”), Ken Cotton, Shawn O’Connell, Simon Baitler (together the “Selling Shareholders”) and Ultralife Corporation, a Delaware corporation (“Buyer”) and Stationary Power Services, Inc., a Florida corporation (“Acquisition Sub”). Buyer, Seller, the Selling Shareholders and Acquisition Sub are referred to collectively herein as the “Parties.”
Recitals
     Seller is engaged in the business of designing, developing, installing and maintaining backup power systems for sale to a variety of commercial customers (the “Business”).
     The parties desire that Seller sell, transfer, assign and license certain assets to Acquisition Sub, and that Acquisition Sub purchase, license and assume from Seller certain specified liabilities related to the Business, all as more specifically provided herein.
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I. DEFINITIONS
     Section 1.1 Certain Definitions.
     The following terms will, when used in this Agreement, have the following respective meanings:
     “Acquisition Sub” has the meaning set forth in the Preface above.
     “Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract.
     “Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof, together with the exhibits and schedules thereto.
     “Sales Allocation Agreement” means that certain allocation agreement by and between Buyer, Acquisition Sub, the Selling Shareholders, and William Maher, substantially in the forms attached hereto as Exhibit C.
     “Ancillary Agreements” means, collectively, the Employment Agreements attached to this Agreement as Exhibits A-1 and A-2, the Confidentiality Agreements attached to this Agreement as

Exhibit B-1, Exhibit B-2, Exhibit B-3 and Exhibit B-4, and the Sales Allocation Agreement attached to this Agreement as Exhibit C each as more fully described herein.
     “Applicable Employees” has the meaning set forth in Section 5.15(a)(ii) of this Agreement.
     “Approvals” means, collectively, the consents, approvals, waivers, authorizations, novations, notices and filings required in connection with the consummation of the Agreement and the Transaction (or any portion of the Transaction), which are listed on Schedule 1.1.
     “Assumed Contracts” has the meaning set forth in Section 2.1(e) of this Agreement.
     “Assumed Liabilities” has the meaning set forth in Section 2.5 of this Agreement.
     “Assumed License Agreements” has the meaning set forth in Section 2.1(e)(i)of this Agreement.
     “Benefit Plans” has the meaning set forth in Section 3.21(a) of this Agreement.
     “Books and Records” means books, ledgers, files (including personnel files), reports, operating records, accounting records, price lists, correspondence and other forms of information, in any form or medium, relating in any manner to the Business, operations or financial or statistical history of Seller.
     “Business” has the meaning set forth in the Recitals above.
     “Buyer” has the meaning set forth in the Preface above.
     “Buyer Indemnified Parties” has the meaning set forth in Section 7.1 of this Agreement.
     “Buyer Losses” has the meaning set forth in Section 7.1 of this Agreement.
     “Claim” means any pending or threatened contest, claim, charge, demand, assessment, action, cause of action, complaint, litigation, proceeding, hearing or notice involving Seller.
     “Claim Notice” has the meaning set forth in Section 7.4(b) of this Agreement.
     “Closing” means the closing and consummation of the Transaction.
     “Closing Date” has the meaning set forth in Section 2.7 of this Agreement.
     “Closing Documents” means: (a) with respect to Seller, all agreements, documents and instruments, including the Ancillary Agreements, required to be delivered by Seller at Closing, as set forth in Section 6.2; and (b) with respect to Buyer and Acquisition Sub, all agreements, documents and instruments, including the Ancillary Agreements, required to be delivered by Buyer and Acquisition Sub at Closing, as set forth in Section 6.3.
     “Code” means the Internal Revenue Code of 1986, as amended and all Treasury Regulations promulgated thereunder.

     “Confidentiality Agreement” means that certain Confidentiality, Non-Compete and Non-Disparagement Agreement by and between Buyer and the Selling Shareholders.
     “Confidential Information” means any information concerning the businesses and affairs of the Seller or Buyer, as the context requires, or any of their Affiliates, that is not already generally available to the public.
     “Copyrights” has the meaning set forth in Section 2.1(c)(iv) of this Agreement.
     “Cost of Goods Sold” means direct materials (cost of materials), labor (direct labor, contract labor and benefits) and overhead (depreciation, indirect labor, tools, training, travel and entertainment, consumables and samples) and all other costs related to the support of manufacturing as defined by GAAP.
     “Disclosing Party” has the meaning set forth in Section 5.6(a) of this Agreement.
     “Employment Agreements” means those certain employment agreements by and between Buyer or Acquisition Sub and Messrs. Cotton and O’Connell substantially in the forms attached hereto as Exhibits A-1 and A-2, respectively.
     “Employment Laws” has the meaning set forth in Section 3.20 of this Agreement.
     “Encumbrances” means liens, charges, encumbrances, security interests, options or any other restrictions or third party rights.
     “Environmental Law” means, collectively, all federal, state and local statutes, common law, authorizations, regulations, ordinances, codes, published guidelines and policies, directives, judgments, injunctions, decrees and orders (including all amendments thereto) pertaining to environmental matters including but not limited to: (A) the protection, investigation or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) air, indoor air, noise, employee exposure, water vapor, surface water, groundwater, soil, natural resources, chemical use, health, safety and sanitation, or threat of injury to persons or property relating to any Hazardous Substance. Without limiting the generality of the foregoing, “Environmental Laws” include the Comprehensive Environmental Response, Compensation and Liability Act, the Medical Waste Tracking Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act, the Toxic Substance Control Act and the Occupational Safety and Health Act.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Assets” has the meaning set forth in Section 2.2 of this Agreement.
     “Excluded Liabilities” has the meaning set forth in Section 2.3 of this Agreement.
     “Financial Statements” has the meaning set forth in Section 3.6 of this Agreement.

     “GAAP” means generally accepted accounting principles, methods and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, the Securities and Exchange Commission or of such other Person as may be approved by a significant segment of the U.S. accounting profession, in each case as of the date or period at issue, and as applied in the U.S. to U.S. companies.
     “Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals of any Governmental Entity required under any Law to carry on the Business as currently conducted or anticipated in the Ordinary Course.
     “Governmental Entity” means any U.S. or non-U.S. local, state, federal or other government, including each of their respective branches, departments, agencies, courts, instrumentalities or other subdivisions.
     “Gross Margin” means Sales minus Cost of Goods Sold.
     “Hazardous Substance” means and includes: (a) any hazardous materials, hazardous wastes, hazardous substances and toxic substances as those or similar items are defined under any Environmental Law; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (d) radon; (e) any other hazardous, explosive, flammable, infectious, carcinogenic, mutagenic, radioactive, toxic or noxious substance, material, pollutant, contaminant or solid, liquid or gaseous waste; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas; and (h) any substance that, whether by its nature or its use, is or becomes subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires or will require environmental investigation, monitoring or remediation.
     “Hired Employees” is defined in Section 5.15(a)(ii) of this Agreement.
     “Holdback Amount” has the meaning set forth in Section 2.6(a)(ii) of this Agreement.
     “Improvements” has the meaning set forth in Section 3.22(d) of this Agreement.
     “Indemnified Parties” means, as appropriate in the context, either the Buyer Indemnified Parties or the Seller Indemnified Parties, which terms are defined in Article VII.
     “Intellectual Property” means all of the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
     “Inventory” has the meaning set forth in Section 2.1(j) of this Agreement.
     “Knowledge” means (i) with respect to any natural person, the actual knowledge, of such person, or (ii) with respect to any corporation or entity, the actual knowledge of such party’s officers provided that such persons shall have made due and diligent inquiry of those employees and directors of such party whom such officers reasonably believe would have actual knowledge of the matters represented.
     “Law” means any applicable law (including common law), statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or judicial or administrative doctrine that is promulgated or issued by any Governmental Entity.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller thereunder.
     “Lease Consents” has the set forth in Section 6.2(m)(iii).
     “Leased Real Property” has the meaning set forth in Section 2.1(a) of this Agreement.
     “Leased Real Property Permits” has the meaning set forth in Section 3.22(f) of this Agreement.
     “Liability” means any direct or indirect indebtedness, liability, Claim, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.
     “Losses” means Liabilities, losses, interest, penalties and reasonable costs and expenses associated therewith (including attorneys’ fees, litigation costs, fines, penalties and expenses of investigation), whether asserted by a party to this Agreement or by a third party, but in no event includes incidental or consequential damages.
     “Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), results of operations or assets of the Business or on Seller’s ability to perform its obligations under this Agreement.
     “Measuring Period” means the first four full calendar years following the Closing Date.

     “Most Recent Financial Statements” has the meaning set forth in Section 3.6 of this Agreement.
     “Most Recent Fiscal Quarter” has the meaning set forth in Section 3.6 of this Agreement.
     “Most Recent Fiscal Year End” has the meaning set forth in Section 3.6 of this Agreement.
     “No Shop Period” has the meaning set forth in Section 5.5(a) of this Agreement.
     “Ordinary Course” means the ordinary course of business of the Business, consistent with past practices.
     “Patents” has the meaning set forth in Section 2.1(c)(ii) of this Agreement.
     “Parties” has the meaning set forth in the Preface of this Agreement.
     “Permitted Encumbrances” means Encumbrances that secure or constitute an Assumed Liability that is recorded on the Books and Records of Seller as of the Closing Date.
     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization.
     “Personal Property” has the meaning set forth in Section 2.1(b) of this Agreement.
     “Plans” has the meaning set forth in Section 3.21(a) of this Agreement.
     “Products” has the meaning set forth in Section 2.1(d) of this Agreement.
     “Purchase Price” has the meaning set forth in Section 2.6(a) of this Agreement.
     “Purchase Transaction” has the meaning set forth in Section 5.5(b) of this Agreement.
     “Receiving Party” has the meaning set forth in Section 5.6(a) of this Agreement.
     “Sales” means revenues booked in accordance with GAAP that are allocated to Seller pursuant to the Sales Allocation Agreement, excluding all intra-company sales. Any such sale where the Gross Margin of such sale is lower than the average Gross Margin achieved by Buyer in the previous calendar year (unless otherwise agreed to in writing by Buyer in its sole discretion) shall be excluded for purposes of this definition.
     “Sales Payments” has the meaning set forth in Section 2.6(a)(iii) of this Agreement.
     “Seller” has the meaning set forth in the Preface above.
     “Seller Indemnified Parties” has the meaning set forth in Section 7.2 of this Agreement.
     “Seller Losses” has the meaning set forth in Section 7.2 of this Agreement.
     “Selling Shareholders” means Ken Cotton, Shawn O’Connell and Simon Baitler.

     “Shares” means the shares of Ultralife Common Stock issuable upon the satisfaction of the conditions set forth in Section 2.6(a)(iii) of this Agreement.
     “Software” has the meaning set forth in Section 2.1(c)(i) of this Agreement.
     “Subsidiary” means any Person, fifty percent (50%) or more of the outstanding equity interests of which are owned, directly or indirectly, by Seller.
     “Taxes” means all taxes levied or imposed by any Governmental Entity, including income, gross receipts, windfall profits, value added, severance, production, sales, use, license, excise, franchise, employment, environmental, real property, personal property, transfer, alternative minimum, estimated, withholding or other taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether or not disputed or contested.
     “Tax Returns” means all U.S. and non-U.S. reports and returns required to be filed with respect to Taxes, including all attachments thereto.
     “Technical Documentation” means all technical and descriptive materials in all media (other than Inventory) relating to the acquisition, design, development, use or maintenance of Intellectual Property or the Products, including any compilers, tools, libraries, debuggers and higher level or proprietary language.
     “Trademarks” has the meaning set forth in Section 2.1(c)(iii) of this Agreement.
     “Transaction” means, collectively, the purchase and sale of the Transferred Assets, the assumption of the Assumed Liabilities and the execution and delivery of the Closing Documents and the other transactions, all as herein provided.
     “Transferred Assets” has the meaning set forth in Section 2.1 of this Agreement.
     “Transferred Intellectual Property” has the meaning set forth in Section 2.1(c) of this Agreement.
     “Ultralife Common Stock” has the meaning set forth in Section 2.6(a) of this Agreement.
     “Volume Weighted Average Price” means the volume weighted average price of the Ultralife Common Stock as determined in accordance with the trading rules of the NASDAQ stock market.
     Section 1.2 Interpretation.
     In this Agreement, unless the express context otherwise requires:
          (a) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b) references to “Article” or “Section” are to the respective Articles and Sections of this Agreement, and references to “Exhibit” or “Schedule” are to the respective Exhibits and Schedules annexed hereto;
          (c) references to a “party” mean a party to this Agreement and include references to such party’s permitted successors and permitted assigns;
          (d) references to a “third party” mean a Person not a party to this Agreement;
          (e) the terms “dollars” and “$”means U.S. dollars;
          (f) terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
          (g) the masculine pronoun includes the feminine and the neuter, and vice versa, as appropriate in the context; and
          (h) wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”
     Section 1.3 Accounting Conventions.
     Except as expressly provided otherwise herein, all references in this Agreement to financial terms will be deemed to refer to such terms as they are defined under GAAP, consistently applied.
ARTICLE II. PURCHASE AND SALE
     Section 2.1 Purchase and Sale of Assets.
     On the terms and subject to the conditions set forth herein, at Closing, Seller will sell, convey, transfer, assign and deliver to Acquisition Sub, and Acquisition Sub will purchase from Seller, all of Seller’s right, title and interest in and to the following listed assets owned by Seller at the Closing Date that are used or useful in, related to or arise out of the Business (except for those assets that are defined in Section 2.2 as Excluded Assets), in each case free and clear of all liens, mortgages, pledges, encumbrances, security interests, charges or other interests of other persons of every kind whatsoever, except for Permitted Encumbrances (collectively, the “Transferred Assets”):
          (a) all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Seller, which are listed on Schedule 2.1(a) (collectively, the “Leased Real Property”);
          (b) all tangible personal property, whether owned or leased by Seller, including all machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers and tools, including all such personal property listed on Schedule 2.1(b) (collectively, the “Personal Property”);
          (c) all Intellectual Property, including the following (collectively, the “Transferred Intellectual Property”):

               (i) all source code, object code, design documentation and procedures for product generation and testing of all computer software and firmware, including that listed on Schedule 2.1(c)(i) and including the software rules and algorithms, flowcharts, trade secrets, know-how, inventions, patents, copyrights, designs, technical processes, works of authorship, Technical Documentation, included in or relating to the same (collectively, the “Software”);
               (ii) all patents and patent applications, including those listed on Schedule 2.1(c)(ii), together with any division, continuation, continuation-in-part, continuing prosecution application, continued examination application, reinstatement, reexamination, revival, reissue, extension or substitution of any thereof, and corresponding foreign applications, patents and rights thereto, including, in all cases, the right to sue for past infringement thereof and to collect any past or future royalties or other payments in connection therewith (collectively, the “Patents”);
               (iii) all trademarks, service marks, trade names, all corporate names, trade dress, product names, slogans and logos, including those listed on Schedule 2.1(c)(iii), and corresponding foreign applications, marks and rights thereto, including, in all cases, the right to sue for past infringement thereof and to collect any past or future royalties or other payments in connection therewith (collectively, the “Trademarks”);
               (iv) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, including those listed on Schedule 2.1(c)(iv), and foreign applications, in all cases, the right to sue for past infringement thereof and to collect any past or future royalties or other payments in connection therewith (collectively, the “Copyrights”);
               (v) all product development projects, including those listed on Schedule 2.1(d);
               (vi) all Internet, intranet and World Wide Web content, sites, domain names and pages, and all HTML and other code related thereto, including those listed on Schedule 2.1(c)(vi); and
               (vii) all schematics, engineering drawings, specifications, and process work instructions in whatever form or medium;
          (d) all products related to or incorporating any Intellectual Property, including those listed on Schedule 2.1(d) and including all proposed or unimplemented developments or improvements thereof, and the trade secrets, know-how, inventions, patents, copyrights, mask works, designs, technical processes, works of authorship and technical data included in or relating to the same (the “Products”);
          (e) only the following contracts and instruments, and no others (collectively, the “Assumed Contracts”):
               (i) those contracts, agreements, licenses (whether granted to or by a third party) and other commitments and arrangements, oral or written, with any Person respecting the ownership, license, acquisition, design, development, distribution, marketing, use, maintenance, support or enhancement of Intellectual Property, related technical or user documentation or databases (including royalty, work-for-hire, consulting, employment, dealership and franchise agreements), which are listed on Schedule 2.1(e)(i) (the “Assumed License Agreements”);
               (ii) those other agreements, contracts, subcontracts, leases and subleases of personal property, arrangements, commitments, licenses and sublicenses, with customers, suppliers, resellers, distributors, current, former or prospective employees, employee groups, or other third parties, which are listed on Schedule 2.1(e)(ii); and
               (iii) all leases involving the Leased Real Property.
          (f) all customer lists and documentation (in all media) relating to the customers of the Business;
          (g) all Books and Records, and all proprietary and non-proprietary business information, including marketing and sales materials and publications, product literature, reports, plans, records, pricing, cost and other manuals, advertising materials, catalogues, sales, service and maintenance records, and training materials;
          (h) to the extent their transfer is permitted by Law, all Governmental Authorizations which are required for the conduct of the Business, and all applications therefore, including those that are listed on Schedule 2.1(h);
          (i) all Claims that Seller may have against any Person relating to or arising out of any Transferred Asset or any Hired Employee, including rights to recover damages, settlements, rights to refunds, Claims for compensation or benefits, insurance Claims, Claims of infringement or past infringement of any Intellectual Property rights and royalty or similar rights related to any Transferred Intellectual Property, including those that are listed on Schedule 2.1(i);
          (j) all inventories of (i) Products; (ii) computer program code (in all media) and materials; (iii) program documentation, including user materials; and (iv) raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, including the inventory listed on Schedule 2.1(j) (the “Inventory”);
          (k) any other assets, if any, that are listed on Schedule 2.1(k); and
          (l) all goodwill of the Business associated with the foregoing enumerated Transferred Assets.
     Section 2.2 Excluded Assets.
     Notwithstanding anything herein to the contrary, from and after Closing, Seller will retain all of its existing right, title and interest in and to, and there will be excluded from the sale, conveyance, assignment or transfer to Acquisition Sub hereunder, and the Transferred Assets will not include, the following, in each case as the same exists on the Closing Date (collectively, the “Excluded Assets”):
          (a) all other agreements, instruments, contracts, subcontracts, leases, subleases, arrangements, commitments, licenses, sublicenses and independent contractor agreements, written or oral, and sales representative agreements, written or oral, that are not Assumed Contracts;

          (b) all employee compensation, retirement, pension, severance, deferred compensation, health, welfare or benefit plans and programs, and all funds and accounts held thereunder;
          (c) all real property, including land, buildings, structures and improvements thereon, appurtenances thereto and interests therein and all fixtures constituting part of such real property;
          (d) all accounts receivable;
          (e) all notes receivable;
          (f) all cash and cash equivalents, including amounts on deposit in bank accounts;
          (g) all refunds, overpayments and prepayments of Taxes and duties paid by Seller,
          (h) all Tax Returns of Seller and all other Books and Records related thereto;
          (i) all corporate minute books and stock records of Seller and all other Books and Records related thereto;
          (j) the capital stock of any Subsidiary; and
          (k) the assets, if any, that are set forth on Schedule 2.2(k).
     Section 2.3 Inability to Assign Assumed Contracts.
          (a) Notwithstanding anything to the contrary contained in this Agreement or in any Closing Document, to the extent that the assignment or attempted assignment to Acquisition Sub of any Assumed Contract, or any Claim, right or benefit arising thereunder or resulting therefrom, is prohibited by any Law, or would require any consent, approval, waiver, authorization or novation by a Governmental Entity or a Person and such consent, approval, waiver, authorization or novation has not been obtained prior to Closing and in a form acceptable to Acquisition Sub in its sole discretion, or with respect to which any attempted assignment would be ineffective or would materially adversely affect the rights of Seller or Acquisition Sub thereunder, then this Agreement will not constitute an assignment or attempted assignment thereof, and the same will not be assigned at Closing.
          (b) Both prior and subsequent to Closing, the parties will use commercially reasonable efforts, and cooperate with each other, to obtain promptly all consents, approvals, waivers, authorizations or novations, including all Approvals, for the Assumed Contracts on terms acceptable to Buyer and Acquisition Sub in its sole discretion. Buyer will bear and pay the cost of all filing, recordation and similar fees and Taxes incurred after the date hereof and payable to Governmental Entities in connection with assignment of the Assumed Contracts, and any additional fees or charges (howsoever denominated) required by any Persons in connection with the assignment of any Assumed Contract or obtaining any consent, approval, waiver, authorization or novation, including any Approval.

          (c) If any consent, approval, waiver, authorization or novation, including any Approval, which is necessary for the effective assignment to Acquisition Sub of any Assumed Contract, cannot be obtained or made and, as a result, the full benefits of use of such Assumed Contract cannot be provided to Acquisition Sub following Closing otherwise in accordance with this Agreement, then Seller will use its best efforts to provide Acquisition Sub the economic and operational equivalent, to the extent permitted, of obtaining or making such consent, approval, waiver, authorization or novation, as the case may be, and to permit Acquisition Sub to perform Seller’s obligations and enforce Seller’s rights under such Assumed Contract as if such Assumed Contracts had been sold, conveyed, assigned and delivered to Acquisition Sub, including (i) enforcing, at the Acquisition Sub’s request and at the expense of Seller, any rights of Seller arising with respect thereto, including the right to terminate in accordance with the terms thereof upon the advice of Acquisition Sub and (ii) permitting Acquisition Sub to enforce any rights arising with respect thereto. Seller will pay to Acquisition Sub, when received, all income, proceeds and other monies received by Seller from third parties to the extent related to Acquisition Sub’s intended rights under any Assumed Contract, as contemplated by this Section 2.3(c). Once any such consent, approval, waiver, authorization or novation is obtained or made in a form acceptable to Acquisition Sub in its sole discretion, Seller will assign such Assumed Contract to Acquisition Sub at no additional cost. Any expenses incurred by Seller, and any reasonable expenses incurred by Acquisition Sub, in connection with the arrangements contemplated by this Section 2.3(c) will be borne by Seller.
          (d) The provisions of this Section 2.3 shall not affect the right of the Buyer and Acquisition Sub to elect not to consummate the Transaction contemplated by this Agreement if the conditions to its obligations hereunder contained in Article VI hereof have not been otherwise fulfilled.
     Section 2.4 Excluded Liabilities.
     It is expressly understood and agreed that neither Buyer or Acquisition Sub, nor any of their Affiliates, will assume, nor will any of them be liable for, any Liability of Seller, any Seller Subsidiary, any Affiliate of Seller or the Business, of any kind or nature, at any time existing or asserted, howsoever arising, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, liquidated or unliquidated, due or to become due, and whether or not recorded on the Books and Records of Seller, unless such Liability is expressly within the definition of Assumed Liabilities under Section 2.5. All Liabilities that are not expressly within the definition of Assumed Liabilities under Section 2.5 are referred to collectively as the “Excluded Liabilities.”
     Section 2.5 Assumption of Certain Liabilities.
     On the terms and subject to the conditions set forth herein, Acquisition Sub will assume and agree to satisfy and discharge or perform when due only the following Liabilities of Seller (and no others) (collectively, the “Assumed Liabilities”):
          (a) all Liabilities identified on Schedule 2.5(a), including the amount of such Liabilities as of the Closing Date, arising under the Assumed Contracts, excluding all warranty obligations of Seller under the Assumed Contracts for products sold and services rendered prior to

Closing, to the extent that the rights and benefits of Seller thereunder are effectively transferred or assigned to Acquisition Sub, or novated for the benefit of Acquisition Sub; and
          (b) all Liabilities identified on Schedule 2.5(b), including the amount of such Liabilities as of the Closing Date, that arise out of or relate to the Transferred Assets (other that the Assumed Contracts) to the extent such Liabilities are attributable to occurrences and circumstances arising after Closing.
     Section 2.6 Purchase Price.
          (a) On the terms and subject to the conditions set forth in this Agreement, and subject to adjustment, if any, as provided by Section 2.6(a)(ii) and Section 2.6(a)(iii), the purchase price for the Transferred Assets that Buyer will pay to Seller is One Million Five Thousand Dollars ($1,005,000) and up to Two Hundred Thousand (200,000) shares of the Buyer’s common stock, par value $0.10 per share (the “Ultralife Common Stock”) (collectively, the “Purchase Price”). The Purchase Price will be paid as follows:
               (i) On the terms and subject to the conditions set forth in this Agreement, at Closing, Buyer shall pay to Seller by wire transfer of immediately-available funds in the amount of Nine Hundred Thirty Thousand and no/100 Dollars ($930,000);
               (ii) On the terms and subject to the conditions set forth in this Agreement, including Buyer’s right of offset pursuant to Section 7.3, and following the notice and cure provisions of Section 7.4, six months from the Closing Date Buyer shall pay to Seller by wire transfer of immediately-available funds in the amount of Seventy Five Thousand and no/100 Dollars ($75,000) (the “Holdback Amount”) provided that the Seller and no Selling Shareholder has violated any material terms of this Agreement or the Closing Documents and further provided that Buyer does not have the right to offset the Holdback Amount pursuant to Section 7.3. Subject to the notice and cure provisions of Section 7.4, if the Buyer in good faith determines that Seller or any of the Selling Shareholders has violated any material terms of this Agreement, then Buyer will not have to pay Seller the Holdback Amount portion of the Purchase Price
               (iii) On the terms and subject to the conditions set forth in this Agreement, including Buyer’s right of offset pursuant to Section 7.3, following the Closing, Buyer shall pay to Seller shares of Ultralife Common Stock if certain Sales targets are met during the Measuring Period, as measured at the end of each fiscal year (the “Sales Payments”), as follows:
     (A) Thirty Thousand (30,000) shares of Ultralife Common Stock shall be granted to Seller on the first occasion that annual Sales during the Measuring Period exceed Ten Million Dollars ($10,000,000);
     (B) Forty Thousand (40,000) shares of Ultralife Common Stock shall be granted to Seller on the first occasion that annual Sales during the Measuring Period exceed Fifteen Million Dollars ($15,000,000);
     (C) Sixty Thousand (60,000) shares of Ultralife Common Stock shall be granted to Seller on the first occasion that annual Sales during the Measuring Period exceed Twenty Million Dollars ($20,000,000);

     (D) Seventy Thousand (70,000) shares of Ultralife Common Stock shall be granted to Seller on the first occasion that annual Sales during the Measuring Period exceed Twenty Five Million Dollars ($25,000,000);
     (E) Notwithstanding anything herein to the contrary, in no event shall the aggregate number of shares of Ultralife Common Stock issuable as Sales Payments exceed 200,000 shares. In the event of a stock split or other re-capitalization event affecting the Ultralife Common Stock, the number of shares issuable as Sales Payments shall be adjusted accordingly;
     (F) Any Sales Payments due from Buyer to Seller hereunder shall be made within ten days of the completion of the audit by Buyer’s independent public accounting firm of the Books and Records of Buyer and its Affiliates during the Measuring Period; and
     (G) Subject to the notice and cure provisions of Section 7.4, Buyer will only make the Sales Payments described above to Seller if the Buyer in good faith determines that neither Seller nor any Selling Shareholder has violated any material terms of this Agreement or the Closing Documents. Subject to the notice and cure provisions of Section 7.4, if the Buyer in good faith determines that Seller or any of the Selling Shareholders has violated any material terms of this Agreement, then Buyer will not have to pay Seller any Sales Payments after the occurrence of such violation.
               (iv) The following illustrates how the Sales Payments are earned. If Sales were $12,000,000 during the fiscal year ending on December 31, 2009, $21,000,000 during the fiscal year ending on December 31, 2010, $22,000,000 during the fiscal year ending on December 31, 2011 and $26,000,000 during the fiscal year ending on December 31, 2012, then (1) Buyer would issue to Seller 30,000 shares of Ultralife Common Stock for the fiscal year ending on December 31, 2009 because the $10,000,000 threshold was satisfied during the Measuring Period; (2) Buyer would issue to Seller 100,000 shares of Ultralife Common Stock for the fiscal year ending December 31, 2010 because both the $15,000,000 and the $20,000,000 Sales thresholds would have been satisfied during the Measuring Period; (3) Buyer would not issue any shares of Ultralife Common Stock to Seller for the fiscal year ending on December 31, 2011 because the $10,000,000, $15,000,000 and $20,000,000 Sales thresholds would have been already satisfied during the Measuring Period and the additional Sales threshold (i.e., $25,000,000) would not have been satisfied during such period; and (4) Buyer would issue to Seller 70,000 shares of Ultralife Common Stock for the fiscal year ending on December 31, 2012 because the $25,000,000 threshold was satisfied during the Measuring Period.
     Section 2.7 Closing.
     The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Harter Secrest & Emery LLP, in Rochester, New York, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than November 12, 2008. The required deliveries at Closing are set forth in Article VII.
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLING SHAREHOLDERS
     As of the date hereof and (except as otherwise expressly stated herein) as of the Closing, each of the Seller, and each Selling Shareholder, jointly and severally, represents and warrants to Buyer as follows:
     Section 3.1 Organization and Power; Stock Ownership.
     Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Seller has all requisite corporate power and authority to enter into this Agreement and the Closing Documents, to perform its obligations hereunder and thereunder, to own, lease, operate and transfer the Transferred Assets, and to carry on the Business as now being conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where its ownership or operation of the Transferred Assets or its conduct of the Business requires such qualification, which jurisdictions are listed on Schedule 3.1.
     Section 3.2 Authorization.
     Seller has full corporate power and authority to execute and deliver this Agreement and each Closing Document and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each Closing Document have been duly and validly authorized by Seller’s board of directors and, if necessary, its shareholders.
     Section 3.3 Approvals.
     Except for the Approvals, no consent, approval, waiver, authorization or novation is required to be obtained by Seller and no notice or filing is required to be given by Seller to, or made by Seller with, any Governmental Entity or other Person in connection with the execution, delivery and performance by Seller of this Agreement and each Closing Document and the consummation of the Transaction.
     Section 3.4 Non-Contravention.
     The execution, delivery and performance by Seller of this Agreement and each Closing Document, and the consummation of the Transaction, do not and will not: (a) violate any provision of the certificate of incorporation, bylaws, or other organizational documents of Seller; (b) assuming the receipt or making of all Approvals, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller under, or a loss of any benefit to which Seller is entitled under, any Assumed Contract or any contract to which Seller is a party, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Transferred Assets; or (c) assuming the receipt or making of all Approvals, violate or result in a breach of or constitute a default under any Law, judgment, injunction, order, decree or other restriction of any Governmental Entity to which Seller is subject.
     Section 3.5 Binding Effect.
     This Agreement and each Closing Document, when executed and delivered by Buyer, Acquisition Sub and Seller, will constitute valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     Section 3.6 Financial Statements.
     Attached as Schedule 3.6 are the following financial statements (collectively the “Financial Statements”): (i) a reviewed balance sheet, statement of income and retained earnings and cash flow statement as of and for the fiscal year ended December 31, 2007 (the “Most Recent Fiscal Year End”) for Seller; and (ii) unaudited balance sheets and profit and loss statements for each fiscal quarter of Seller since December 31, 2007, including the unaudited balance sheet and profit and loss statement (the “Most Recent Financial Statements”) as of and for the fiscal quarter ended June 30, 2008 (the “Most Recent Fiscal Quarter”) for Seller. The Financial Statements are true, correct and complete in all material respects, are consistent with Seller’s Books and Records (which Books and Records are correct and complete) applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods.
     Section 3.7 Title.
     With respect to all of the Transferred Assets, Seller has and will have at Closing: (i) good title to all tangible property included in the Transferred Assets, free and clear of all Encumbrances except for Permitted Encumbrances; and (ii) all right, title and interest in and to all intangible property included in the Transferred Assets, free and clear of all Encumbrances except for Permitted Encumbrances and, in the case of the Assumed Contracts, subject to the rights of third parties thereunder. Seller will effectively transfer such title to all of the Transferred Assets to Buyer at Closing.
     Section 3.8 Transferred Assets.
          (a) The Transferred Assets, when taken together with the Excluded Assets, constitute all properties, assets and leasehold estates, real, personal and mixed, tangible and intangible, comprising, used or useful in the operation of the Business on the date hereof and immediately prior to Closing.
          (b) Except as set forth in Schedule 3.8(b), those Transferred Assets that are tangible and are presently being used by Seller for manufacturing Products, are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used and proposed to be used.

          (c) All of the Inventory is good and marketable and, except as set forth in Schedule 3.8(c), all of the Software and Products included in the Inventory are the respective current versions thereof.
     Section 3.9 Compliance With Laws.
          (a) The Business has been and is being conducted in compliance with all Laws, except for any non-compliance that would not, individually or in the aggregate have a Material Adverse Effect. The Seller has all Governmental Authorizations necessary for the conduct of the Business as currently conducted, except for those Governmental Authorizations the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.
          (b) To Seller’s Knowledge, each of the premises of the Business conforms to and complies with all covenants, conditions, restrictions, reservations, land use, zoning, health, fire, water and building codes and other similar Laws, and no such Laws prohibit or limit or condition the use or operation of such premises as currently used and operated. There is no pending, or to Seller’s Knowledge, contemplated, threatened or anticipated change in the zoning classification of any of such premises. To Seller’s Knowledge, Seller has operated and maintained such premises in accordance with applicable Laws.
     Section 3.10 Litigation and Claims.
     Except as set forth on Schedule 3.10: (a) there is no civil, criminal or administrative Claim or investigation pending or, to Seller’s Knowledge, threatened, against Seller or any Seller Affiliate with respect to or relating to the Business, any of the Transferred Assets or Assumed Liabilities; and (b) neither the Business, nor any of the Transferred Assets nor any Assumed Liability is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity or of any arbitrator.
     Section 3.11 Undisclosed Liabilities.
     Except as set forth on Schedule 3.11, Seller has no Liability (and to Seller’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Financial Statements and (ii) Liabilities which have arisen after the Most Recent Fiscal Quarter in the Ordinary Course (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
     Section 3.12 Intellectual Property.
          (a) Seller owns or has the right to use pursuant to written license, sublicense, agreements or permission all of the Transferred Intellectual Property. Each item of Transferred Intellectual Property and Seller’s rights under the Assumed License Agreement will be owned or available for use by right by Buyer immediately upon Closing, without the payment of any additional amounts to any third party, other than applicable Assumed Liabilities. Upon Closing, all available patent rights as to any of the Transferred Intellectual Property or any of the Products may be pursued exclusively by Buyer.

          (b) Seller owns and Buyer will receive at Closing, free and clear of all Encumbrances (except for Permitted Encumbrances), all Intellectual Property and other proprietary information, processes and formulae used in, related to or arising from the Business or otherwise necessary for the ownership, maintenance and use of the Transferred Assets and the conduct of the Business.
          (c) To Seller’s Knowledge, Seller has not interfered with, infringed upon, misappropriated or otherwise violated (whether through the use of the Transferred Intellectual Property or otherwise) any Intellectual Property rights of any third party, and no Claim has been asserted by any Person as to the use of the Transferred Intellectual Property or alleging any such interference, infringement, misappropriation or violation (including any Claim that Seller must license or refrain from using any Intellectual Property rights of any third party), and Seller does not know of any valid basis for any such Claim. To Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise violated any rights of Seller with respect to the Transferred Intellectual Property. Seller has made available to Buyer all infringement studies, including opinions of counsel, prepared by or on behalf of Seller.
          (d) Schedule 2.1(c)(i) identifies all Software of Seller. Seller has made available to Buyer correct and complete copies of all Software that is Transferred Intellectual Property, as amended to date, and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item of Software. Except as set forth in Schedule 3.12(d), with respect to each such item of Software:
               (i) the Software is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor, to Seller’s Knowledge, is any of the foregoing threatened;
               (ii) no Claim or investigation is pending or, to Seller’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of the Software; and
               (iii) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the Software.
          (e) Schedule 2.1(c)(ii), Schedule 2.1(c)(iii) and Schedule 2.1(c)(iv) identify each Patent, Trademark and Copyright of Seller. Seller has made available to Buyer correct and complete copies of all Patents, Trademarks and Copyrights related to such Transferred Intellectual Property, as amended to date, and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such Patent, Trademark or Copyright, including all applications, registrations and prosecution materials. Except as set forth in Schedule 3.12(e), with respect to each such Patent, Trademark and Copyright:
               (i) the Patent, Trademark or Copyright is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor, to Seller’s Knowledge, is any of the foregoing threatened;
               (ii) no Claim or investigation is pending or, to Seller’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of the Patent, Trademark or Copyright;

               (iii) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the Patent, Trademark or Copyright; and
               (iv) Seller has not taken, nor does it know of, any actions, including a sale or offer for sale, the disclosure of which could lead to the invalidity of any resulting Patent, Trademark or Copyright.
          (f) Schedule 2.1(e) identifies each Product and Seller has made available to Buyer correct and complete copies of all items related to the same, as amended to date, and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such Product, including all applications, registrations and prosecution materials. Except as set forth in Schedule 3.12(f), with respect to each Product:
               (i) the Product is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor, to Seller’s Knowledge, is any of the foregoing threatened;
               (ii) no Claim or investigation is pending or, to Seller’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of the Product;
               (iii) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the Product.
          (g) With respect to each Assumed License Agreement:
               (i) the Assumed License Agreement is legal, valid, binding, enforceable and in full force and effect with respect to Seller and, to Seller’s Knowledge, any other party thereto;
               (ii) the Assumed License Agreement will continue to be legal, valid, binding, enforceable and in full force and effect with respect to Buyer and any other party thereto following the consummation of the Transaction;
               (iii) neither Seller nor to Seller’s Knowledge, any other party to the Assumed License Agreement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;
               (iv) neither Seller nor to Seller’s Knowledge, any other party to the Assumed License Agreement has repudiated any material provision thereof or threatened any breach thereof;
               (v) to the Seller’s Knowledge, (i) with respect to each Assumed License Agreement that is a sublicense of Intellectual Property owned by a third party, the representations and warranties set forth in Section 3.12(g)(i) through Section 3.12(g)(iv) are true and correct with respect to the underlying license; and (ii) no Claim or investigation is pending or threatened that challenges the legality, validity or enforceability of the Intellectual Property owned by a third party underlying the Assumed License Agreement, and there is no basis for any such Claim.

          (h) Schedule 3.12(h) sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software. To Seller’s Knowledge, in no instance has the eligibility of the Software for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action.
          (i) Seller has promulgated and used its commercially reasonable efforts to enforce the trade secret protection program set forth in Schedule 3.12(i). To Seller’s Knowledge, there has been no material violation of such program by any Person. To Seller’s Knowledge, the Transferred Intellectual Property (including any source code and system documentation relating to the Software): (i) has at all times been maintained in confidence; and (ii) has been disclosed by Seller only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties to Seller.
          (j) To Seller’s Knowledge, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception, reduction to practice or development of the Technical Documentation, Transferred Intellectual Property and Products on behalf of Seller either: (i) have been party to a “work-for-hire” arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive and original ownership of, and all right, title and interest in and to, all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective and exclusive ownership of all right, title and interest in and to all tangible and intangible property arising thereby.
     Section 3.13 Adequacy of Technical Documentation.
     The Technical Documentation includes the source code, system documentation, statements of principles of operation and schematics for all of the Intellectual Property, as well as any pertinent commentary or explanation, including any commentary contained in any source code, that may be necessary to Seller’s Knowledge, to render such materials understandable to Buyer and, with respect to any Software, usable by a trained computer programmer.
     Section 3.14 Intellectual Property Rights Granted to Seller.
          (a) Schedule 3.14(a) lists each license, sublicense, agreement and permission by which Seller uses or has right, prospective rights to such rights or interests in any Intellectual Property owned by a third party. Seller has made available to Buyer correct and complete copies of all such licenses, sublicenses and agreements (as amended to date). The Seller has not obtained any such rights in any Intellectual Property under any oral license, sublicense, agreement or permission.
          (b) Seller has obtained the full, unrestricted and legal right and license to use, make, have made, copy, publicly display, publicly perform, modify and distribute the third-party Intellectual Property contained in the Transferred Intellectual Property and Technical Documentation pursuant to the Assumed License Agreements. Except as set forth on Schedule 3.14(b), to Seller’s Knowledge, the Transferred Intellectual Property and the Technical Documentation contain no other programming, materials or Intellectual Property in which any third party may claim superior, joint or common ownership, including any right or license. The Transferred Intellectual Property and the Technical Documentation do not contain derivative works, reproductions or copies of any programming or materials not owned in their entirety by Seller and included in the Transferred Assets.
     Section 3.15 Third-Party Interests in Intellectual Property.
     Schedule 3.15 identifies each license, sublicense, agreement and permission by which a third-party uses or has rights, prospective rights to such rights or interests in any Intellectual Property or Technical Documentation owned by Seller. Seller has made available to Buyer correct and complete copies of all such agreements (as amended to date). The Seller has not granted any such rights in any Intellectual Property under any oral license, sublicense, agreement or permission. The licenses and sublicenses set forth on Schedule 3.15 constitute only end-user agreements, each in a standard form previously disclosed to Buyer and each of which grants the end-user thereunder solely the non-exclusive right and license to use an identified Intellectual Property and related user documentation, for internal purposes only. There are no contracts, agreements, licenses and other commitments and arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Inventory, the Technical Documentation, the Transferred Intellectual Property or the Products by any independent sales person, distributor, sublicensor or other re-marketer or sales organization.
     Section 3.16 Major Vendors and Customers.
     Schedule 3.16 lists each third-party licensor, developer, re-marketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, the Business to whom Seller paid or billed in the aggregate $10,000 (in cash, stock, services, debt or other consideration) or more since January 1, 2007, together with, in each case, the amount paid or billed during such period. The consummation of the Transaction will not result in the loss of any significant customer, potential customer or vendor of the Business.
     Section 3.17 Assumed Contracts.
          (a) Seller has made available to Buyer true and complete copies of each Assumed Contract that is in written form, and true and complete written summaries of each Assumed Contract that is oral. Each of the Assumed Contracts constitutes the valid and legally binding obligation of Seller and is enforceable in accordance with its terms. Each of the Assumed Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. All obligations required to be performed under the terms of the Assumed Contracts by the date hereof have been performed by Seller, and to Seller’s Knowledge by the other parties thereto. All obligations required to be performed under the terms of the Assumed Contracts by the Closing Date shall have been performed by Seller, and to Seller’s Knowledge by the other parties thereto. No act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Assumed Contracts or permit termination, modification or acceleration thereunder, and each of the Assumed Contracts is in full force and effect without default on the part of Seller and, to Seller’s Knowledge, of the other parties thereto.
          (b) Except for the Approvals, none of the Assumed Contracts requires consent or waiver for its assignment to and assumption by Acquisition Sub.
          (c) Except for this Agreement, the Assumed Contracts, the Plans (as defined in Section 3.21), and any agreements identified in Schedule 2.1(j), there are no: (i) contracts or commitments affecting the use or value of the Business or any of the Transferred Assets; (ii) agreements, licenses or commitments with respect to Transferred Intellectual Property or affecting the Business or requiring future performance by Seller; (iii) collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives, groups of employees, works councils or the like; (iv) employment contracts or other contracts, agreements or commitments to or with individual current, former or prospective employees, consultants or agents; or (v) joint ventures or other contracts or commitments providing for payments based in any manner on the revenues or profits of Seller, the Business or any Transferred Asset.
     Section 3.18 Warranties.
     All Products sold and services rendered by the Seller on or before the date hereof have been in conformity with written warranties and commitments and express and implied warranties of Seller as set forth on Schedule 3.18. As of June 30, 2008, the Seller had no Liability for replacement of such Products or other damages in connection with such Products or services rendered, except to the extent of any warranty reserve set forth on the Financial Statements, which warranty reserve is adequate to cover the amount of all reasonably anticipated warranty-related claims for Products sold and services rendered on or before June 30, 2008. As of the Closing Date, the Seller will have no Liability for replacement of such Products or other damages in connection with Products sold or services rendered, except to the extent of any warranty reserve set forth on Schedule 3.18, which warranty reserve will be adequate to cover the amount of all reasonably anticipated warranty-related claims for Products sold or services rendered on or before the Closing Date. No Product sold or service rendered by the Seller is subject to any contractual guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or license. Seller has heretofore made available to Buyer copies of the standard terms and conditions of sale or license used by the Seller, which contain all applicable guaranty, warranty and indemnity provisions.
     Section 3.19 Taxes.
     Except as set forth on Schedule 3.19:
          (a) Seller (and any predecessor of Seller) has been a validly existing S corporation within the meaning of Section 1361 and Section 1362 of the Code at all times during its existence and Seller will be an S corporation up to and including the Closing Date;
          (b) Seller has no potential liability for any Taxes under Section 1374 of the Code. Seller has not, in the past ten years, (A) acquired assets from another corporation in a transaction in which Seller’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (other than property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary;
          (c) Seller (and each affiliated, unitary or combined group of which Seller is or has been a member) has timely filed all material federal, state, local and foreign income and franchise Tax Returns, and all other material Tax Returns that are required to be filed by it on or before the date hereof, and all Taxes shown on any Tax Return have been paid, and the Financial Statements reflect an adequate accrual, based on the facts and circumstances existing as of the respective dates thereof, for all Taxes payable by Seller through the respective dates thereof;
          (d) there are no deficiencies for any Taxes proposed, asserted or assessed against Seller, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority;
          (e) Seller has complied with all applicable Laws relating to the payment and withholding of material Taxes and has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other Person;
          (f) there are no Encumbrances for Taxes (other than Permitted Encumbrances set forth on Schedule 3.19) on the assets of Seller;
          (g) Seller is not bound by any agreement (either with any Person or any taxing authority) with respect to Taxes that will remain in effect following Closing;
          (h) Seller has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transaction;
          (i) Seller has never been a member of an affiliated, unitary or combined group of corporations (within the meaning of Section 1504 of the Code and any analogous provision of state, local or foreign Law) other than the affiliated group of which Seller is the common parent;
          (j) Seller has not filed a consent pursuant to the provisions of Section 341(f) of the Code (or any corresponding provision of state or local Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local Law) apply to any disposition of any asset owned by Seller;
          (k) Seller has not agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting methods or otherwise;
          (l) no property owned by Seller is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iv) “limited use property” (as that term is used in Rev. Proc. 76-30);
          (m) no audit or other administrative or court proceedings are pending with respect to Taxes of Seller and no notice thereof has been received; and no issue has been raised by any taxing authority in any presently pending or prior audit that could have a Material Adverse Effect on Seller for any period after Closing;
          (n) no Claim has been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation in that jurisdiction;
          (o) Seller is not a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 280G of the Code; and
          (p) Seller has made available to Buyer true and complete copies of (i) all federal and state income Tax Returns of Seller (or the portion of any affiliated, unitary or combined Tax Return relating to Seller) for the preceding three (3) taxable years, and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of Seller.
     Section 3.20 Employment Matters.
     Except as set forth on Schedule 3.20: (a) Seller is not a party to or bound by any collective bargaining or similar agreement; (b) during the three-year period preceding the date hereof, the Business has not experienced any strikes, grievances or Claims of unfair labor practice; (c) Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Business; (d) during the three-year period preceding the date hereof, there has not been, and there is not presently pending or existing or, to Seller’s Knowledge, threatened, any strike, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, any application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Entity, organizational activity or other labor dispute against the Business or its premises; (e) no application for certification of a collective bargaining agent is pending or, to Seller’s Knowledge, threatened; (f) there is no lockout of any employees by the Business; (g) there are no Claims currently pending or, to Seller’s Knowledge, threatened, against Seller alleging the violation of any Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health and plant closing (collectively, “Employment Laws”), or any other Claim whatsoever, whether based in tort, contract or Law, arising out of or relating in any way to a Person’s employment (actual or alleged), application for employment or termination of employment with Seller and, to the Seller’s Knowledge, there is no basis for any such Claim; (h) Seller has not been found liable for the payment of Taxes, fines, penalties or other amounts, however designated, for failure to comply with any Employment Laws, and, to the Seller’s Knowledge, there is no basis for any such Liability; and (i) Seller has paid all amounts of compensation due to its employees and former employees and has properly withheld and reported Taxes on the same.
     Section 3.21 Employee Benefits.
          (a) Schedule 3.21(a) lists all formal or informal, written or unwritten, employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements which the Seller, or any ERISA Affiliate, has ever sponsored, maintained, or to which contributions are made, or for which obligations have been incurred, for the benefit of employees of the Seller or an ERISA Affiliate, including, without limitation, (1) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (the “Benefit Plans”), (2) any profit-sharing, incentive compensation (whether cash or equity), commission, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (3) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, and (4) any employment agreement. The plans, agreements and arrangements described in this Section 3.21 are referred to herein as “Plans. Copies of all written Plans and written descriptions of all unwritten Plans have been provided or made available to Buyer.
          (b) None of the Plans is (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code), (iv) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).
          (c) Neither the Seller nor any ERISA Affiliate has ever contributed to, or had an obligation to contribute to, any plan subject to Title IV of ERISA or Section 412 of the Code, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), any “multiple employer plan” (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code), any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), or any “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).
          (d) Each Plan has been administered in accordance with: (i) the terms of all applicable governing documents; (ii) the applicable provisions of ERISA, the Code and all other Laws; and (iii) the terms of all applicable employment, collective bargaining and other agreements. Except as set forth in Schedule 3.10, there are no actions, suits, proceedings, disputes, Claims or investigations pending or, to Seller’s Knowledge, threatened against or involving any Plan, and there are no investigations by any Governmental Entity or other Claims (except routine claims for benefits payable in the normal operation of the plan) pending or threatened against or involving any Plan or asserting any rights to benefits under any Plan.
          (e) All contributions to, and payments from, the Plans that may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to the Plans, and all payments under the Plans for any period ending before the Closing Date that are not yet, but will be, required to be made with respect to the employees of the Business, are disclosed on Schedule 3.21(e). Seller has funded or will fund each Plan in accordance with its terms through the Closing Date, including the payment of applicable premiums on any insurance contract funding a Plan for coverage provided through the Closing Date.
          (f) No “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any Plan, and no civil or criminal action brought pursuant to Part 5 of Title I of ERISA is pending or, to Seller’s Knowledge, threatened in writing or orally against any fiduciary of any Plan.
          (g) All of the Plans that are intended to qualify under Section 401(a) of the Code have received favorable determination letters from the Internal Revenue Service to the effect that such plans are so qualified. No determination letter with respect to any such Plan has been revoked nor has revocation of a determination letter been threatened. No Plan has been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost, and no Plan has been amended in a matter that would require security to be provided in accordance with Section 401(a)(29) of the Code.
          (h) Except as set forth on Schedule 3.21(h), to Seller’s Knowledge, there have been no statements or communications made or materials provided to any current or former employee by any Person which constitutes a contract of or binding obligation on Seller to provide for any pension, welfare or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Plans.
          (i) Except as set forth in Schedule 3.21(i) or as expressly set forth in this Agreement, no Transferred Employee will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the Transaction.
          (j) There are no unfunded Liabilities of any kind with respect to any employee, whether or not arising under a Plan (including Liabilities arising from any Law, contract, custom, Plan with respect to severance of employment).
          (k) There is no liability whatsoever with respect to, or in any way related to, any employee benefit arrangement, the Plans, or the Benefit Plans, which the Buyer shall assume, or could reasonably be expected to assume (by operation of law or otherwise), as part of the transactions contemplated by this Agreement or otherwise.
          (l) “ERISA Affiliate” means any Person that is a member of “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Seller, as defined in Section 414 of the Code.
     Section 3.22 Leased Real Property.
          (a) Seller does not own any Real Property.
          (b) Schedule 3.22(b) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 3.22(b), with respect to each of the Leases:
               (i) such Lease is legal, valid, binding, enforceable and in full force and effect;

               (ii) this Agreement does not require the consent of any other party to such Lease (except for those Leases for which Lease Consents, as hereinafter defined, are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
               (iii) Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;
               (iv) neither Seller nor to Seller’s Knowledge any other party to the Lease is in breach or default under such Lease, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
               (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;
               (vi) Seller neither owes or will owe in the future any brokerage commissions or finder’s fees with respect to such Lease;
               (vii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller;
               (viii) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;
               (ix) Seller has not collaterally assigned or granted any Encumbrance in such Lease or any interest therein; and
               (x) there are no Encumbrances on the estate or interest created by such Lease.
          (c) The Leased Real Property identified on Schedule 3.22(b), comprises all of the real property used or intended to be used in, or otherwise related to, Seller’s business; and Seller is not a party to any agreement or option to purchase any real property or interest therein.
          (d) To Seller’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of Seller’s business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of Seller’s business as currently conducted thereon.
          (e) There is no condemnation, expropriation or other proceeding in eminent domain, pending or to Seller’s Knowledge, threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. To Seller’s Knowledge, there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of Seller’s business as currently conducted thereon.
          (f) Except as set forth in Schedule 3.22(f), to Seller’s Knowledge, the Leased Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended and the current use and occupancy of the Leased Real Property and the operation of Seller’s business thereon does not violate any Laws. Seller has not received any notice of violation of any Law and there is no basis for the issuance of any such notice or the taking of any action for such violation. There is no pending or anticipated change in any Law that will materially impair the use or occupancy of any Leased Real Property or any portion thereof in the continued operation of Seller’s business as currently conducted thereon.
          (g) To Seller’s Knowledge, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Leased Real Property Permits”) of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Leased Real Property which are required or appropriate to use or occupy the Leased Real Property or operate Seller’s business as currently conducted thereon, have been issued and are in full force and effect. Schedule 3.22(g) lists all material Real Property Permits held by Seller with respect to each parcel of Leased Real Property. Seller has delivered to Buyer a true and complete copy of all Real Property Permits. Seller has not received any notice from any governmental authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and to Seller’s Knowledge, there is no basis for the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable to Seller without the consent or approval of the issuing governmental authority or entity, no disclosure, filing or other action by Seller is required in connection with such transfer, and Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.
     Section 3.23 Environmental Matters.
          (a) Seller has complied in all material respects with all Environmental Laws, and no Claim or investigation has been filed or commenced against Seller or the Business alleging such failure, nor does Seller know of any valid basis for such a Claim.
          (b) Except as set forth in Schedule 3.23, the Business does not have any Liability (and the Business has not handled, used, stored, recycled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other Person to any Hazardous Substance or hazardous condition, or owned or operated any property or facility in any manner, in each case that could reasonably be expected to form the basis for any present or future Claim or investigation giving rise to any such Liability) for damage or remediation to any site, location or body of water (surface or subsurface), or for any illness of or personal injury to any employee or other Person, under any Environmental Law.
     Section 3.24 Insurance.
     Annexed hereto as Schedule 3.24, is a list of all insurance policies covering the ownership and operations of the Business or the Transferred Assets, reflecting the policies’ terms, identity of insurers, amounts and coverage. Such insurance provides coverage for such risks, and in such amounts, as are reasonable and customary for businesses and assets of the same nature and size as the Business and the Transferred Assets. All of such policies, or similar replacement policies, are now and will be until Closing in full force and effect with no premium arrearages.
     Section 3.25 Subsequent Changes.
     Since December 31, 2007, there has not occurred any event, condition or change in the operations, condition (financial or otherwise) or assets of the Business that has had, or would at a later date have, a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2007, except as set forth on Schedule 3.25, Seller has not:
          (a) sold, leased, transferred, pledged, encumbered or assigned any of the assets of the Business outside the Ordinary Course;
          (b) entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) other than Ordinary Course sales and purchase orders;
          (c) accelerated, terminated, modified or canceled any Assumed Contract except in the Ordinary Course, or materially modified the Business’s backlog; and to Seller’s Knowledge, no other party has done so as a result of any default by Seller;
          (d) made any capital expenditure (or series of related capital expenditures) involving more than $10,000;
          (e) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;
          (f) issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;
          (g) imposed any Encumbrances upon any of its assets, tangible or intangible;
          (h) delayed or postponed the payment of accounts payable or other Liabilities, or accelerated the payment of any accounts receivable, outside the Ordinary Course;
          (i) canceled, compromised, waived or released any material right or Claim (or series of related rights and Claims) outside the Ordinary Course;

          (j) granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course;
          (k) experienced any material damage, destruction or loss to the assets of the Business not covered by insurance;
          (l) granted any increase in the base compensation of any employee or made any other material change in employment terms for any employee, except for normal compensation increases made in the Ordinary Course;
          (m) disclosed any Confidential Information; or
          (n) entered into any commitment to do any of the foregoing.
     Section 3.26 Related-Party Transactions.
     Except as disclosed in Schedule 3.26, Seller is not a party to any contract, agreement, license, lease or arrangement with, or any other commitment to, directly or indirectly: (a) any stockholder, director, officer, Affiliate or salaried employee of Seller; or (b) any Person in which any such stockholder, director, officer or salaried employee has a material equity or participating interest.
     Section 3.27 Inventory.
     All of the Inventory has been costed and valued, and accurately presented in the Financial Statements. All of the Inventory is of good and merchantable quality and is saleable and useable in the Ordinary Course.
     Section 3.28 Finders’ Fees.
     There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Seller or Seller Affiliate who might be entitled to any fee or commission from Buyer or any Affiliate of Buyer in connection with the Transaction.
     Section 3.29 Disclosure.
     The provisions of this Agreement and the schedules with respect to Seller, and the provisions of all other documents and information furnished by Seller pursuant hereto, do not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made herein and therein not misleading.
     Section 3.30 Powers of Attorney.
     There are no outstanding powers of attorney executed on behalf of Seller.
     Section 3.31 Books and Records.
     All Books and Records, including, correspondence, customer lists, records and information, sales and promotional materials, catalogs and advertising literature, advertiser lists, customer market data, blueprints, drawings and other technical papers and specifications, product research and test data, quality control records, service manuals, service bulletins, training materials, product bulletins, product information booklets, maintenance, repair and asset history and depreciation records, records or files kept pursuant to any law, records and files kept in connection with or as required in all material respects by any Governmental Entity (including the Occupational Safety and Health Administration, the Office of Federal Contract Compliance Programs, the Environmental Protection Agency, the California Department of Industrial Relations or the United States Departments of Labor), and accounting records, ledgers and books of original entry relating to the operation of the Business are, and have been, maintained in Seller’s usual, regular and ordinary manner consistent with past practice.
     Section 3.32 Shares.
     Seller and each Selling Shareholder acknowledge that the Shares have not been registered under the Securities Act and accordingly may not be transferred by sale, gift, pledge or otherwise unless: (i) a registration statement with respect to the transfer of the Shares shall be in effect under the Securities Act; or (ii) the transferor shall have obtained an opinion of counsel and/or other documentation related to such transfer, in form and content satisfactory to the Buyer and its counsel, evidencing that the transfer is exempt from the registration requirements of the Securities Act, is in compliance with applicable state securities law, and will not result in any violation of the Securities Act or any other applicable law. The Shares are being acquired by the Seller without a view to resale in connection with any distribution thereof within the meaning of the Securities Act and each Selling Shareholder acknowledges and represents and warrants that the Shares will not thereafter be transferred except in accordance with the provisions of this section.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the date hereof and (except as otherwise expressly stated herein) as of the Closing, Buyer represents and warrants to Seller and each Selling Shareholder as follows:
     Section 4.1 Organization and Power.
     Each of Buyer and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Florida, respectively, and, on or before the Closing Acquisition Sub shall duly register as a foreign corporation doing business in California. Each of Buyer and Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and the Closing Documents, to perform their obligations hereunder and thereunder, to own, lease and operate its assets, and to carry on their businesses as now being conducted.
     Section 4.2 Authorization.
     Each of Buyer and Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and each Closing Document, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer and Acquisition Sub of this Agreement and each Closing Document have been duly and validly authorized by all necessary corporate action on the part of Buyer and Acquisition Sub, and no additional corporate authorization or consent is required in connection therewith.

     Section 4.3 Approvals.
     Except as disclosed on Schedule 4.3, no consent, approval, waiver, authorization or novation is required to be obtained by Buyer or Acquisition Sub from, and no notice or filing is required to be given by Buyer or Acquisition Sub to or made by Buyer or Acquisition Sub with, any Governmental Entity or other Person in connection with the execution, delivery and performance by Buyer or Acquisition Sub of this Agreement and each Closing Document and the consummation of the Transaction.
     Section 4.4 Non-Contravention.
     The execution, delivery and performance by Buyer and Acquisition Sub of this Agreement and each Closing Document, and the consummation of the Transaction does not and will not: (a) violate any provision of the articles of incorporation, bylaws or other organizational documents of Buyer and Acquisition Sub; (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer or Acquisition Sub under, any agreement, contract, lease, sublease, arrangement, commitment or license to which Buyer or Acquisition Sub is a party or by which any of their assets are bound; or (c) violate or result in a breach of or constitute a default under any Law, judgment, injunction, order, decree or other restriction of any Governmental Entity to which Buyer or Acquisition Sub is subject.
     Section 4.5 Binding Effect.
     This Agreement and each Closing Document, when executed and delivered by Buyer, Acquisition Sub and Seller, will constitute valid and legally binding obligations of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     Section 4.6 Finders’ Fees.
     There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission from Seller or any Affiliate of Seller in connection with the Transaction.
     Section 4.7 Disclosure.
     The provisions of this Agreement with respect to Buyer, and the provisions of all other documents and information furnished by Buyer pursuant hereto, do not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements herein and therein not misleading.

ARTICLE V. COVENANTS
     Section 5.1 Access.
     Prior to Closing, Seller will permit Buyer and its representatives to have access, during regular business hours and upon reasonable advance notice, to the Books and Records of Seller relating to the assets, Liabilities and operations of the Business, to Seller’s employees and to the locations at which the Business is conducted or at which such Books and Records are located, subject to reasonable security regulations of Seller and any Laws. Seller will furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business as Buyer from time to time reasonably requests, and will instruct its employees, counsel, independent accountants and financial advisors to cooperate with Buyer in its investigation of the Business.
     Section 5.2 Conduct of Business.
          (a) During the period from the date hereof to Closing, except as otherwise contemplated by this Agreement or as Buyer otherwise consents in writing, Seller will conduct the Business in the Ordinary Course and without limiting the generality of the foregoing will not:
               (i) incur or guaranty any indebtedness other than trade payables incurred in the Ordinary Course;
               (ii) incur, create or assume any Encumbrance (other than a Permitted Encumbrance) on any assets, other than in the Ordinary Course;
               (iii) acquire or dispose of any assets, other than in the Ordinary Course;
               (iv) make any change of accounting or accounting practice, procedure or policy;
               (v) enter into any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) other than those in the Ordinary Course or those described in Schedule 5.2;
               (vi) accelerate, terminate, modify or cancel any Assumed Contract, or materially modify the Business’s backlog;
               (vii) make any capital expenditure (or series of related capital expenditures) involving more than $5,000;
               (viii) fail to maintain the Transferred Assets that are tangible and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted;
               (ix) fail to keep in full force and effect its current insurance policies or other comparable insurance affecting the Business or the Transferred Assets;

               (x) make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;
               (xi) issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation;
               (xii) cancel, compromise, waive or release any material right or Claim (or series of related rights and Claims) outside the Ordinary Course;
               (xiii) dispose of, license or permit to lapse any rights in any Transferred Intellectual Property;
               (xiv) grant any increase in the base compensation of any of its employees or make any other material change in benefit plans or employment terms for any of its employees;
               (xv) pay or distribute any cash outside of the Ordinary Course; or
               (xvi) enter into any commitment to do any of the foregoing.
          (b) During the period from the date hereof to Closing, Seller will use commercially reasonable efforts to preserve the Business and the Transferred Assets intact and to preserve for Buyer its relationship with licensors, developers, consultants, re-marketers, suppliers, distributors, customers, employees and others having regular business relations with it. If, during the period from the date hereof to Closing, the Seller desires to terminate the employment of any employee, it shall give the Buyer five (5) business days’ prior written notice before making such termination.
     Section 5.3 Reasonable Efforts; Further Assurances.
          (a) During the period from the date hereof to Closing, Seller and Buyer will each cooperate and use commercially reasonable efforts to fulfill the conditions precedent to its own and the other party’s obligations hereunder.
          (b) Seller and Buyer will cooperate and use their respective commercially reasonable efforts to comply with all Laws in furtherance of the Transaction, including the execution of additional agreements, instruments and documents that may be required by local Law. Subject to the provisions hereof, from time to time before and after the Closing Date, each party will promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other party and necessary for the other party to satisfy its obligations hereunder or to obtain the benefits contemplated hereby.
     Section 5.4 Business Name Change.
     In furtherance of the purchase and sale of the Transferred Assets hereunder, Seller will cause the business name of Seller and any Seller Affiliate to be changed, effective as of the Closing Date, to a name completely dissimilar to “U.S. Energy Systems, Inc.” and thereafter will not adopt, use, cause to be used or approve or sanction the use of such names, the name “U.S. Energy Systems, Inc.” or any other name so similar as to cause confusion or create a likelihood of confusion with the name U.S. Energy Systems or any derivation thereof, or any other trade name or assumed name comprising the Transferred Assets.
     Section 5.5 Exclusivity.
          (a) From the date of this Agreement until November 12, 2008 (the “No Shop Period”), or such earlier date as this Agreement is terminated under Section 8.1 hereof:
               (i) Buyer will have the exclusive right to negotiate with Seller with respect to a Purchase Transaction;
               (ii) Seller will and will cause each Affiliate and representative of Seller to: (A) terminate all current discussions and negotiations regarding a Purchase Transaction with any party other than Buyer or Buyer’s Affiliates; and (B) not seek or initiate proposals or offers from, enter into, continue or engage in discussions or negotiations with, or furnish information to any party other than Buyer or Buyer’s Affiliates relating to a Purchase Transaction.
          (b) For purposes of this Section 5.5, “Purchase Transaction” means (i) any direct or indirect acquisition, whether by purchase, merger, consolidation, stock sale (primary or secondary) or any other structure which would result in the sale of any part of Seller’s capital stock, assets or business, in either one or a series of transactions; or (ii) any arrangement whereby effective operating control of Seller’s assets, consolidated business or a substantial portion thereof is granted to another party.
          (c) During the No-Shop Period, Seller will promptly notify Buyer of the existence of any proposal or communication it receives from any person concerning not only a Purchase Transaction but also any transaction similar to that described in subsection (a) above for any part of Seller’s capital stock, assets or business.
          (d) Buyer and Seller agree that the certain Letter of Intent between Buyer and Seller dated September 8, 2008, is hereby terminated and superseded, in its entirety, by the terms of this Agreement.
     Section 5.6 Confidentiality.
          (a) Seller and Buyer (each, the “Receiving Party”) hereby covenant and agree, each on behalf of itself and on behalf of its Affiliates, that from and after the Closing Date, Receiving Party and its Affiliates will not (unless legally compelled to do so) disclose, give, sell, use or otherwise divulge any Confidential Information of the other party (the “Disclosing Party”) or permit their respective employees, officers, directors or advisors to do the same. If Receiving Party or its Affiliates, or any of their respective employees, officers, directors or advisors become legally compelled to disclose any Confidential Information, Receiving Party shall provide Disclosing Party with prompt written notice of such requirement so that Disclosing Party may seek a protective order or other remedy or waive compliance with this Section 5.6. In the event that such protective order or other remedy is not obtained, or Disclosing Party waives compliance with this Section 5.6, Receiving Party or its Affiliates, as applicable, shall furnish only that portion of Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded Confidential

Information. The confidentiality and restrictive use obligations under this Section 5.6 shall not apply to information which is independently developed by Receiving Party or its Affiliates after Closing without the use or benefit of any information that would otherwise be Confidential Information as shown by records maintained in the ordinary course of the developing party’s business, or to any information that, at the time of disclosure, is or subsequently becomes available publicly; provided, however, that such information was not disclosed in breach of this Agreement by Receiving Party, Receiving Party’s Affiliates or their respective employees, officers, directors or advisors.
          (b) Receiving Party, on behalf of itself and on behalf of its Affiliates and their respective employees, officers, directors or advisors acknowledges that a breach of its obligations under this Section 5.6 may result in irreparable injury to Disclosing Party. In the event of the breach by Receiving Party or any of its Affiliates or their respective employees, officers, directors or advisors of any of the terms and conditions of this Section 5.6 to be performed, Disclosing Party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Section 5.6, or to enforce the specific performance thereof by such party or to enjoin such party from violating the provisions of this Section 5.6 by seeking a temporary restraining order or similar relief.
          (c) Buyer and Seller agree that upon Closing the confidentiality and non-disclosure provisions set forth in that certain Letter of Intent between Buyer and Seller dated September 8, 2008, will automatically terminate and be superseded, in their entirety, by the terms of this Agreement.
     Section 5.7 Public Disclosure.
     Notwithstanding anything herein to the contrary, Seller may not issue or cause to be issued a press release or similar public announcement or communication, whether prior or subsequent to Closing, concerning the Transaction or the execution, performance or terms of this Agreement, unless specifically approved in advance in writing by Buyer. Seller will cause its Affiliates to comply with the terms and conditions of this section and Seller will be liable for any breach of this section by its Affiliates.
     Section 5.8 Bulk Sales.
     If the provisions of Article 6 of the Uniform Commercial Code have not been repealed in each jurisdiction where any of the Transferred Assets are located, Seller and Buyer hereby waive compliance with the provisions of Article 6 of the Uniform Commercial Code in each such jurisdiction that has not repealed such article and where any of the Transferred Assets are located in connection with the Transaction. Seller will be responsible for all Liabilities arising out of the parties’ waiver of such compliance.
     Section 5.9 Taxes.
          (a) Responsibility for the preparation and filing of Tax Returns and the payment of Taxes incurred as a result of the sale and transfer of the Transferred Assets and the Assumed Liabilities hereunder will be as follows:

               (i) Buyer and Seller will each prepare and file such Tax Returns as may be, respectively, required of them in connection with all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation or other similar Taxes incurred as a result of the sale and transfer of the Transferred Assets and the Assumed Liabilities hereunder in accordance with the form of the Transaction as may otherwise be required by a Governmental Entity; provided, however, that the cost of all such Taxes will be borne by Buyer;
               (ii) Seller will be responsible for the preparation and filing of any required income Tax Returns and the payment of all of Seller’s income Taxes incurred as a result of the sale and transfer of the Transferred Assets and the Assumed Liabilities hereunder;
               (iii) Seller will be responsible for the preparation and filing of all Tax Returns and the payment of all other Taxes of any nature incurred in the Business or relating to the Transferred Assets, the Assumed Liabilities and the Applicable Employees for the period up to and including the Closing Date; and
               (iv) For the period after the Closing Date, Buyer will be responsible for the preparation and filing of all Tax Returns and the payment of all other Taxes of any nature incurred or relating to the Transferred Assets or the Assumed Liabilities.
          (b) Buyer and Seller will provide each other with such cooperation and information as either of them reasonably may request of the other in connection with filing any Tax Return, amended return or Claim for refund, determining a Liability for Taxes or a right to refund of Taxes or preparation for litigation or investigation of Claims or in connection with any audit. Each of Buyer and Seller will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Business for the taxable year of Seller ending after the Closing Date and for all previous years, until the expiration of the statute of limitations of the taxable years to which such Tax Returns and other documents relate (and, to the extent notified by the other party in writing, any extensions thereof). Any information obtained under this Section 5.9(b) will be kept confidential as contemplated by Section 5.6, except as may be otherwise necessary in connection with the filing of Tax Returns or Claims for refund or in conducting an audit or other proceeding related to the payment of Taxes.
          (c) If in order to prepare properly documents required to be filed with Governmental Entities or its financial statements, it is necessary that either Buyer or Seller be furnished with additional information relating to the Transferred Assets or the Assumed Liabilities and such information is in the possession of the other party, such other party will use its reasonable efforts to furnish such information in a timely manner to the party reasonably requiring such information, at the cost and expense of the party requiring such information.
          (d) With respect to all Hired Employees, Seller will cause to be issued IRS Form W-2s for that portion of calendar year 2008 ending on the Closing Date during which time the Hired Employees were employees of Seller. Buyer shall have no obligation to issue any IRS Form W-2s to any Hired Employee for any period on or before the Closing Date.
          (e) Seller and Buyer will file or provide to each other such Tax Returns, forms and other documents as may be required or necessary to minimize or obtain an exemption from any excise, sales, use, value added, transfer, stamp, documentary, filing, recordation or other similar Taxes that arise with respect to the Transferred Assets, or the Assumed Liabilities. Without limiting the generality of the foregoing, on or before the Closing Date Buyer will provide Seller with any required sales Tax exemption certificates of Buyer required in connection with the Transaction.
          (f) Notwithstanding any other provision of this Section 5.9, no party will have access to the other party’s federal, state or foreign income Tax Returns or Books and Records relating thereto.
     Section 5.10 Determination and Allocation of Consideration.
     Seller and Buyer agree to allocate the Purchase Price in accordance with Schedule 5.10, which shall be prepared by Buyer, and otherwise in accordance with Section 1060 of the Code. Buyer will prepare, and Buyer and Seller will file, an IRS Form 8594 in a timely fashion in accordance with the rules under section 1060 of the Code and in accordance with Schedule 5.10. The determination and allocation of the Purchase Price made pursuant to this Section 5.10 will be binding on Seller and Buyer for all Tax reporting purposes. Neither Seller nor Buyer shall file any tax return or other document or otherwise take any position that is inconsistent with the allocation determined pursuant to this Section 5.10.
     Section 5.11 Covenants Not to Sue or Assert Rights.
     Seller hereby covenants not to sue Buyer, its Affiliates or their successors, assignees or licensees, from and after the Closing Date, for infringement of any Transferred Intellectual Property. Seller shall not assert rights, from and after the Closing Date, in any Transferred Intellectual Property against Buyer, its Affiliates or their successors, assignees or licensees.
     Section 5.12 Certain Contracts.
     If the Seller fails to disclose any written or oral license, sublicense, agreement, contract, permission or other understanding to Buyer either in the course of Buyer’s due diligence or in any schedule hereto, and Buyer later learns of the same, then Buyer may, in its sole discretion, require the Seller to assign the same or procure the benefits of the same for Buyer.
     Section 5.13 Risk of Loss.
     Seller will bear all risk of loss, destruction or damage to any of the Transferred Assets occurring prior to the Closing Date, whether due to fire, accident or other casualty, willful act, condemnation, riot, act of God or otherwise, and Buyer will have no responsibility with respect thereto.
     Section 5.14 Real Estate Matters.
     Buyer and Seller will use commercially reasonable efforts to reach a mutually beneficial agreement with the landlords of the Seller’s two Riverside, California facilities and the Seller’s Waipahu, Hawaii facility that will allow the Buyer or Acquisition Sub to continue to operate the Business out of those facilities.

     Section 5.15 Employees.
          (a) As used herein, the following terms will have the following respective meanings:
               (i) “Applicable Employees” means all employees of the Business on the date hereof, as set forth on Schedule 5.15. Seller will cause Schedule 5.15 to include the title, current base salary or compensation and target compensation of each Person listed thereon.
               (ii) “Hired Employees” means all Applicable Employees, whom Buyer determines, in its sole discretion, to offer to employ and who accept employment with Buyer or its Affiliates.
          (b) As soon as practicable after the date hereof, Seller will provide Buyer with access to all Applicable Employees for the purpose of making offers of employment or offers to become independent contractors, if any, as well as conducting discussions preparatory thereto. On the Closing Date, Seller will terminate the employment of each Applicable Employee who has accepted Buyer’s offer of employment or any offer to become an independent contractor and take all such other actions necessary to allow such Applicable Employee and any former employee to work for Buyer or its Affiliates in either such capacity. Seller will also not take any action to prevent Buyer from offering employment or an independent contractor arrangement to any Applicable Employee or former employee of Seller. Notwithstanding the foregoing, nothing in this Agreement will be deemed to require Buyer to hire or engage any Applicable Employee or former employee at all or on any terms.
          (c) With respect to any Applicable Employees, Seller will be responsible for and will pay any and all severance, retention, termination and other compensation or benefit payments (if any), damages and costs, and the applicable Taxes related thereto, which are or may become payable, under Law or contract.
          (d) Seller will be solely responsible for, and Buyer will not have any Liability with respect to: (i) all compensation and benefits agreements and arrangements that are not included among the Assumed Contracts; (ii) all obligations to employees or former employees of Seller (regardless of if they are Hired Employees); (iii) all employee retirement, health, welfare or benefit plans and programs of Seller; (iv) all obligations with respect to unemployment compensation and workers’ compensation from Claims arising on or before the Closing Date out of the Claimant’s employment by Seller; and (v) all obligations or liabilities arising under the Worker Adjustment and Retraining Notification Act, including notification requirements to employees and appropriate Governmental Entities.
          (e) Notwithstanding anything in this Agreement to the contrary, on and after the Closing Date, Seller and Seller’s Affiliates will comply in all respects with the group health plan continuation coverage requirements of COBRA. Without limiting the generality of the foregoing, Seller and Seller’s Affiliates will comply with all COBRA requirements that arise as a result of the Transaction or have arisen prior to the Transaction, including COBRA requirements which could be imposed upon Buyer under current final or proposed regulations. Seller and Seller’s Affiliates will make continuation coverage available to all eligible employees or former employees of Seller or

Seller’s Affiliates, and their respective spouses and dependents, even if Seller or Seller’s Affiliates cease to provide group health plan coverage to any employees after the Closing Date.
          (f) Seller and each Hired Employee shall terminate, effective as of the Closing Date, any employment agreements or arrangements of any sort between them that are in effect immediately prior to the Closing (and, in each case, shall take such further actions as are necessary to extinguish any rights thereunder that might otherwise survive the termination of the underlying employment agreement or arrangement).
     Section 5.16 Enforcement of Rights.
     At all times after Closing, upon request from Buyer, Seller will take all reasonable actions to enforce the provisions of any employment, independent contractor or other agreement to which Seller is a party to the extent that Buyer deems it necessary for the protection of Buyer’s rights to the Transferred Intellectual Property or any other rights acquired by Buyer hereunder, including, Seller’s rights under any non-competition, non-solicitation, non-disclosure, assignment of invention and similar agreements.
     Section 5.17 Notices and Consents.
     Seller will give any notices to third parties, and will use its best efforts to obtain any third party consents referred to in Schedule 1.1. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.3, Section 3.4, and Section 3.17(b) above.
     Section 5.18 Notice of Developments.
     Seller will give prompt written notice to Buyer of any Material Adverse Effect causing a breach of any of the representations and warranties in Section 3 above. Each Party will give prompt written notice to the others of any Material Adverse Effect causing a breach of any of his or its own representations and warranties in Section 3 or 4 above. No disclosure by any Party pursuant to this section, however, shall be deemed to amend or supplement the disclosure schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     Section 5.19 S Corporation Status.
     Seller shall not revoke its election to be taxed as an S corporation within the meaning of Section 1361 and Section 1362 of the Code prior to the Closing Date. Seller shall not take or allow any action, other than the sale of its assets pursuant to this Agreement, which would result in the termination of its status as a validly electing S corporation within the meaning of Section 1361 and Section 1362 of the Code.
     Section 5.20 Non-Solicitation
     During the twenty four (24) month period immediately following the Closing Date, without the prior written consent of Buyer, neither Seller nor any Seller Affiliate (which includes each Selling Shareholder) will, directly or indirectly, hire or otherwise use or solicit the services of any

Person who then is, or who was during the then-preceding six (6) months, an employee of Buyer or any Subsidiary of Buyer and who was an employee of Seller or any Seller Affiliate thereof immediately prior to Closing.
     Section 5.21 Tax Clearances
     Within a reasonable time after the Closing Date, Seller, at Seller’s expense, shall obtain tax clearance certificates from each U.S. jurisdiction in which Seller files any corporate Tax Returns (to the extent such jurisdiction issues such certificates).
ARTICLE VI. CONDITIONS TO CLOSING
     Section 6.1 Conditions to the Obligations of Buyer, Acquisition Sub and Seller.
     The obligations of Buyer, Acquisition Sub and Seller to effect Closing are subject to the satisfaction or waiver by Buyer and Seller prior to Closing of each of the following conditions:
          (a) No Injunctions, Etc. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other final order that is in effect on the Closing Date and prohibits or prevents Closing or the consummation of the Transaction.
     Section 6.2 Further Conditions to the Obligation of Buyer and Acquisition Sub.
     The obligation of Buyer and Acquisition Sub to effect Closing is subject to the satisfaction by Seller, or a Selling Shareholder, or waiver by Buyer prior to Closing of each of the following further conditions:
          (a) Representations and Warranties. The representations and warranties of Seller and each Selling Shareholder contained herein will have been true and correct in all material respects when made, and will be true and correct as of Closing as if made as of Closing (except that representations and warranties that are made as of a specific date need be true and correct only as of such date and except that representations and warranties which are qualified as to materiality shall be true and correct in all respects as made and not subject to a double materiality standard), and Buyer will have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller and each Selling Shareholder.
          (b) Covenants. The covenants and agreements of Seller to be performed prior to Closing will have been duly performed in all material respects, and Buyer will have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.
          (c) Due Authorization.
               (i) Seller’s execution, delivery and performance of this Agreement and the Closing Documents and Seller’s consummation of the Transaction will have been duly and validly authorized by all necessary corporate action on the part of Seller’s board of directors and Buyer will have received the certificate contemplated by Section 6.2(m)(viii) regarding the same.
               (ii) Buyer and Acquisition Sub’s execution, delivery and performance of this Agreement and the Closing Documents and Buyer’s and Acquisition Sub’s consummation of the Transaction will have been duly and validly authorized by all necessary corporate action on the part of Buyer and Acquisition Sub’s respective board of directors.
          (d) No Material Adverse Change. Between the date hereof and the Closing Date, there will not have occurred any event, condition or change in the operations, condition (financial or otherwise) of the Transferred Assets or the Business that has had, or would at a later date have, a Material Adverse Effect.
          (e) Employees. (i) Buyer will be satisfied that all Applicable Employees, who Buyer deems necessary for it to exploit the Transferred Assets, have agreed to be employed by Buyer, Acquisition Sub or their Affiliates, and (ii) Buyer or Acquisition Sub will have entered into the Employment Agreements;
          (f) Lien Searches and Releases. Seller will have delivered to Buyer: (i) personal property and Intellectual Property searches, in a form reasonably acceptable to Buyer and dated within a reasonable period of time prior to Closing, listing all Encumbrances or judgments of record affecting the Transferred Assets and (ii) duly executed documents sufficient, when filed or recorded, to release any Encumbrances of any third-party or Affiliate with respect to the Transferred Assets, other than Permitted Encumbrances.
          (g) Legal Opinion of Seller’s Counsel. On the Closing Date, Buyer shall have received the opinion of Bouza, Klein & Kaminsky, counsel to Seller, in a form reasonably acceptable to Buyer.
          (h) Seller Required Approvals. The Seller will have obtained and delivered to Buyer all Approvals listed on Schedule 1.1, each in a form acceptable to Buyer in its sole discretion.
          (i) Buyer Required Approvals. The Buyer will have obtained and delivered to Seller all approvals listed on Schedule 4.3.
          (j) Financing. Buyer will have obtained financing suitable in form and source and upon terms and conditions satisfactory to Buyer in an amount sufficient to fund Buyer’s payment obligations required by Section 2.6 of this Agreement.
          (k) U.S. Power Systems, Inc. Buyer’s acquisition of U.S. Power Systems, Inc. shall have been completed as of the Closing Date.
          (l) Due Diligence. Buyer shall have conducted a satisfactory due diligence review of the Transferred Assets, Assumed Liabilities and other business operations of Seller.
          (m) Additional Closing Deliveries. Seller will have delivered to Buyer the following:

               (i) duly executed bills of sale and other appropriate documents of transfer, in form and substance reasonably acceptable to Buyer, transferring to Buyer all tangible personal property included in the Transferred Assets;
               (ii) duly executed assignments, in form and substance reasonably acceptable to Buyer, transferring to Buyer all Transferred Intellectual Property;
               (iii) Seller shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases, and, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in form and substance satisfactory to Buyer;
               (iv) duly executed Ancillary Agreements in substantially the form as attached hereto;
               (v) a reviewed balance sheet and income statement as of and for the fiscal year ended December 31, 2007;
               (vi) duly executed assignments or, where necessary, subcontracts, subleases or sublicenses, in form and substance reasonably acceptable to Buyer, transferring to Buyer all Assumed Contracts;
               (vii) a good standing certificate from the California Secretary of State attesting to the subsistence and good standing of the Seller in such jurisdiction and each jurisdiction in which Seller is qualified to do business, dated no more than ten (10) days prior to the Closing Date;
               (viii) a certificate signed by duly authorized officers of Seller and dated the Closing Date certifying to Buyer (A) as to the incumbency and genuineness of the signatures of each officer of Seller executing this Agreement and any Closing Document on behalf of the Seller, and (B) the genuineness of the resolutions (attached thereto) adopted by Seller authorizing the execution, delivery and performance of the Agreement and the Closing Documents and the Seller’s consummation of the Transaction; and
               (ix) a duly executed side letter agreement between Buyer and Tim Jacobs;
               (x) such other instruments or documents, in form and substance reasonably acceptable to Buyer, as may be necessary to effect Closing.
     Section 6.3 Further Conditions to the Obligation of Seller.
     The obligation of Seller to effect Closing is subject to the satisfaction by Buyer or waiver by Seller prior to Closing of each of the following further conditions:
          (a) Representations and Warranties. The representations and warranties of Buyer and Acquisition Sub contained herein will have been true and correct in all material respects when made, and will be true and correct as of Closing as if made as of Closing (except that representations and warranties that are made as of a specific date need be true and correct only as of such date and except that representations and warranties which are qualified as to materiality shall be true and correct in all respects as made and not subject to a double materiality standard), and Seller will have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.
          (b) Covenants. The covenants and agreements of Buyer to be performed prior to Closing will have been duly performed in all material respects, and Seller will have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.
          (c) Payment. Buyer will have caused the portion of the Purchase Price to be paid at Closing as provided by Section 2.6(a)(i).
          (d) Legal Opinion of Buyer’s Counsel. On the Closing Date, Seller shall have received the opinion of Harter Secrest & Emery LLP, counsel to Buyer, in a form reasonably acceptable to Seller.
          (e) Due Authorization. Buyer and Acquisition Sub’s execution, delivery performance of this Agreement and the Closing Documents and Buyer and Acquisition Sub’s consummation of the Transaction will have been duly and validly authorized by all necessary corporate action on the part of Buyer and Acquisition Sub’s board of directors.
          (f) Required Approvals. The Buyer will have obtained and delivered to Seller all approvals listed on Schedule 4.3, each in a form acceptable to Seller in its sole discretion.
          (g) Additional Closing Deliveries. Buyer will have delivered to Seller the following:
               (i) such duly executed instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect the assumption by Buyer of the Assumed Liabilities;
               (ii) duly executed Ancillary Agreements in substantially the form as attached hereto; and
               (iii) a certificate signed by duly authorized officers of Buyer and dated the Closing Date certifying to Seller (A) as to the incumbency and genuineness of the signatures of each officer of Buyer executing this Agreement and any Closing Document on behalf of the Buyer, and (B) the genuineness of the resolutions (attached thereto) adopted by Buyer authorizing the execution, delivery and performance of the Agreement and the Closing Documents and the Buyer’s consummation of the Transaction; and
               (iv) such other instruments or documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect Closing.

ARTICLE VII. INDEMNIFICATION
     Section 7.1 Indemnification by Seller and Selling Shareholders.
     Subject to the further provisions of this Article VII, each of Seller and each Selling Shareholder will jointly and severally indemnify, defend and hold harmless Buyer, Acquisition Sub, Buyer’s Affiliates, and their respective directors, officers, attorneys, accountants, agents and employees and their heirs, successors and assigns (collectively, the “Buyer Indemnified Parties”), from, against and in respect of all Losses imposed on, sustained, incurred or suffered by or asserted against any of the Buyer Indemnified Parties, directly or indirectly relating to or arising out of any of the following (collectively, “Buyer Losses”):
          (a) any fact or circumstance that constitutes a breach of any representation or warranty of Seller contained herein;
          (b) any act or omission that constitutes a breach of any covenant or agreement of Seller contained herein;
          (c) any Excluded Liability or any act or omission of Seller prior to Closing that constituted a breach of Seller’s obligations under any Assumed Contract or that creates any other Liability to a third party;
          (d) Any Claim of any kind by any holder of Seller securities or options to acquire Seller securities;
          (e) Except for Assumed Liabilities, any Liability of Seller arising out of the Business or from the Transferred Assets or Hired Employees, that arose or arises on or before Closing or that is attributable to facts and circumstances arising on or before the Closing Date; or
          (f) Except for Assumed Liabilities and except as provided in Section 5.9, any Liability of Seller with respect to any of Seller’s Taxes for any period on, before or after the Closing.
     Section 7.2 Indemnification by Buyer.
     Subject to the further provisions of this Article VII, Buyer will indemnify, defend and hold harmless Seller, Selling Shareholders, Seller’s Affiliates, and their respective directors, officers, attorneys, accountants, agents and employees), and their heirs, successors and assigns (collectively, the “Seller Indemnified Parties”), from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties, directly or indirectly relating to or arising out of any of the following (collectively, “Seller Losses”):
          (a) any fact or circumstance that constitutes a breach of any representation or warranty of Buyer contained herein;
          (b) any act or omission that constitute a breach of any covenant or agreement of Buyer contained herein;

          (c) any Assumed Liability, but only up to the amount of such Assumed Liability set forth on Schedule 2.5(a) or Schedule 2.5(b); or
          (d) any Liability (other than an Excluded Liability) arising from the Transferred Assets or the Hired Employees that arises from and after the Closing Date and is attributable to facts and circumstances arising after the Closing Date.
     Section 7.3 Right of Offset.
     Seller agrees that any payments which may be due it from Buyer, whether under the Holdback Amount or Sales Payments, may be used by Buyer at its option, to satisfy any demands for indemnification asserted against Seller under Section 7.1, and that if so used by Buyer, such shall be and constitute a complete and absolute set-off against any such payments which may become due to Seller from Buyer. If the Buyer offsets the Sales Payments pursuant to this Section 7.3, then the value of the shares of Ultralife Common Stock underlying such Sales Payments shall equal the Volume Weighted Average Price on the date that the Buyer established its right to indemnification in accordance with the procedures of this Article VII. Notwithstanding the foregoing, Buyer shall not exercise its right of offset hereunder until Buyer has established its right to indemnification in accordance with the procedures of this Article VII.
     Section 7.4 Indemnification Procedures.
          (a) The Buyer Indemnified Parties’ Claims for indemnification under this Article VII will be satisfied first by Buyer’s exercise of the right of offset against the Holdback Amount or Sales Payments, as provided by Section 7.3 of this Agreement, except that Claims for indemnification arising from actions, suits or other legal proceedings commenced against an Indemnified Party by a third party will instead be resolved as provided by this Section 7.4.
          (b) In the event that an Indemnified Party has a Claim for indemnification under this Article VII, or an action, suit or legal proceeding for which an Indemnifying Party would be liable to an Indemnified Party hereunder is commenced against an Indemnified Party by a third party, the Indemnified Party will (but in no event more than thirty (30) days following commencement of any such third party action, suit or other legal proceeding) notify the Indemnifying Party of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such Claim) (the “Claim Notice”); provided, however, that no failure or delay by any Indemnified Party in giving any Claim Notice will relieve any Indemnifying Party from any obligation or liability under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure or delay.
          (c) The Indemnifying Party will have thirty (30) days from the effective date of the Claim Notice as determined under Section 9.1 of this Agreement (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such Claim, and (ii) in the case of a litigated Claim, whether or not it desires to defend the Indemnified Party against such litigated Claim. All reasonable costs and expenses incurred by the Indemnifying Party in defending such litigated Claim and all reasonable costs and expenses of the Indemnified Party incurred prior to the Indemnifying Party assuming such defense will be a Liability of, and will be paid by, the Indemnifying Party.

          (d) Except as provided in Section 7.4(e) of this Agreement, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a litigated Claim, the Indemnifying Party will have the right so to defend the Indemnified Party by appropriate proceedings with counsel of the Indemnifying Party’s choosing, and will have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense.
          (e) If the Indemnifying Party elects not to defend the Indemnified Party against a litigated Claim, whether by not giving the Indemnified Party timely notice as provided by Section 7.4(c) of this Agreement or otherwise, then the Indemnified Party will have the right so to defend the litigated Claim by appropriate proceedings with counsel of the Indemnified Party’s choosing, and will have the sole power to direct and control such defense. The portion of such litigated Claim as to which the defense by the Indemnified Party is unsuccessful (and the reasonable costs and expenses pertaining to the defense of the entire litigated Claim) will be the Liability of the Indemnifying Party hereunder. The Indemnified Party will use commercially reasonable efforts in the defense of all such litigated Claims subject to the limitations contained in Section 7.4(g) of this Agreement.
          (f) Notwithstanding any other provision hereof to the contrary, the Buyer Indemnified Parties may assert against the Holdback Amount and Sales Payments its right of offset, in accordance with Section 7.3 of this Agreement, the following litigated Claims: (i) any litigated Claim against which Seller elects not to defend, as contemplated by Section 7.4(e) of this Agreement; and (ii) the portion of a litigated Claim defended by Seller as to which Seller’s defense is unsuccessful.
          (g) The Indemnified Party will not settle a litigated Claim without the consent of the Indemnifying Party, which consent will not be unreasonably withheld.
          (h) The Indemnifying Party will not settle, compromise or offer to settle or compromise any litigated Claim on a basis that would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof without the consent of the Indemnified Party or any Affiliate thereof, which consent may be withheld for any reason.
          (i) To the extent that the Indemnifying Party directs, controls or participates in the defense or settlement of any litigated Claim, the Indemnified Party will give the Indemnifying Party and its counsel, during normal business hours, access to the relevant business records and other documents, and will permit them to consult with the employees and counsel of the Indemnified Party.
          (j) All amounts paid by Seller or Buyer, as the case may be, under this Article VII, and all offsets against the Holdback Amount and Sales Payments pursuant to Section 7.3 will be treated as adjustments to the Purchase Price for Tax purposes.
     Section 7.5 Cap.
     The maximum aggregate recovery of the Buyer Indemnified Parties and the Seller Indemnified Parties under this Article VII shall not exceed $1,000,000.

ARTICLE VIII. TERMINATION
     Section 8.1 Termination.
     This Agreement may be terminated at any time prior to Closing as follows:
          (a) by mutual agreement of Buyer and Seller;
          (b) by either Buyer or Seller if: (i) there is in effect any Law that prohibits or prevents Closing, (ii) if Closing would violate any order, decree or judgment of any Governmental Entity; or (iii) if any Governmental Entity issues any order, decree, judgment or ruling or otherwise attempts to prohibit or prevent the Closing or to modify the material terms of the Transaction;
          (c) by Seller if, as a result of any action or inaction by Buyer or its Affiliates, Closing has not occurred within thirty (30) days following the date on which all of the conditions to Closing set forth in Section 6.1 and Section 6.2 have become capable of satisfaction (or have been waived);
          (d) by Seller in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach
          (e) by Buyer if, as a result of any action or inaction by Seller or its Affiliates, Closing has not occurred within thirty (30) days following the date on which all of the conditions to Closing set forth in Section 6.1 and Section 6.3 have become capable of satisfaction (or have been waived);
          (f) by Buyer in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach;
          (g) by Buyer upon the occurrence of a Material Adverse Effect or any event, condition, change or circumstance that gives rise to a Material Adverse Effect: and
          (h) by Buyer or Seller, by giving written notice of such termination to the other party, if Closing has not occurred on or prior to November 12, 2008; provided, however, that the party providing such notice is not in material breach of any of its obligations under this Agreement.
     Section 8.2 Effect of Termination.
     In the event of the termination of this Agreement, as provided by Section 8.1, this Agreement will thereupon become void and have no effect, and no party will have any Liability to any other party or their respective Affiliates, directors, officers or employees, except for the obligations of the parties contained in this Section 8.2 and in Section 5.6 (Confidentiality), Section 5.7 (Public Disclosure), Section 9.1 (Notices), Section 9.5 (Expenses), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Alternative Dispute Resolution) and Section 9.14 (Entire

Agreement) (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.2 will relieve any party from Liability for any breach of this Agreement that arose prior to such termination, for which Liability the provisions of Article VII will remain in effect in accordance with the provisions and limitations thereof.
ARTICLE IX. MISCELLANEOUS
     Section 9.1 Notices.
     All notices or other communications given hereunder will be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a nationally recognized, overnight courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to Buyer or
Acquisition Sub:	Ultralife Corporation 2000 Technology Parkway Newark, New York 14513 Attention: General Counsel Fax: (315) 331-7048

with a copy to:	Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604-2711 Attention: Jeffrey H. Bowen, Esq. Fax: (585) 232-2152

If to Seller:	before Closing:

U.S. Energy Systems, Inc. 6451 Box Springs Blvd. Riverside, California 92507 Attention: Ken Cotton Fax: (951) 567-7271

after Closing: 6451 Box Springs Blvd. Riverside, California 92507 Attention: Ken Cotton Fax: (951) 567-7271

in each case
with a copy to:	Michael J. Kaminsky, Esq.
Bouza, Klein & Kaminsky

950 S. Flower Street Los Angeles, California 90015 Fax: (213) 488-1316
     All such notices and other communications shall be deemed to have been given and received effective as of: (i) in the case of personal delivery, on the date of such delivery (ii) in the case of registered or certified mail, return receipt requested, on the third business day after such mail is postmarked; (iii) in the case of a nationally recognized, overnight courier service, on the business day following dispatch; or (iii) in the case of a facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, on the date of such delivery.
     Section 9.2 Amendment; Waiver.
     Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.
     Section 9.3 No Assignment or Benefit to Third Parties.
     No party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other party, and any attempt to assign this Agreement without such consent will be void and of no force or effect. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Acquisition Sub, Seller or the Indemnified Parties, or their respective permitted successors or permitted assigns, any rights or remedies under or by reason of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement creates any rights in any employees or groups of employees.
     Section 9.4 Survival.
          (a) Except for those representations and warranties of the Seller and Selling Shareholders contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.7, Section 3.19, Section 3.23 and Section 3.28 of this Agreement, all of the representations and warranties of the Seller and the Selling Shareholders contained in Article III of this Agreement, shall survive the Closing and continue in full force and effect for a period of two years from the Closing Date. This provision shall not extinguish claims that are made within two years of the Closing Date but that remain unresolved on or after the date that is two years after the Closing Date.
          (b) All of the representations and warranties of the Seller and Selling Shareholders contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.7, Section 3.19, Section 3.23 and Section 3.28 of this Agreement shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days.

          (c) Except for those representations and warranties of the Buyer and Acquisition Sub contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.5 of this Agreement, all of the representations and warranties of the Seller and the Selling Shareholders contained in Article IV of this Agreement, shall survive the Closing and continue in full force and effect for a period of two years from the Closing Date. This provision shall not extinguish claims that are made within two years of the Closing Date but that remain unresolved on or after the date that is two years after the Closing Date.
          (d) All of the representations and warranties of the Buyer and Acquisition Sub contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.5 of this Agreement shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days.
          (e) If notice of any claim for indemnification has been timely given, then such claim for indemnification, and the underlying representations, warranties, covenants or agreements, and the indemnification obligations that are the subject thereof, will survive until such time as such claim is finally resolved.
     Section 9.5 Expenses.
     Except as otherwise expressly provided in Article VII of this Agreement, whether or not the Transaction is consummated, all costs and expenses incurred in connection with this Agreement and the Transaction will be borne by the party incurring the same.
     Section 9.6 Schedules, Exhibits, Etc.
          (a) Each schedule, exhibit (when and as executed), certificate provided hereunder and written disclosure required hereby is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full; provided, however, that information set forth on any schedule, certification or written disclosure constitutes a representation and warranty of the party providing the same, and not the mutual agreement of the parties as to the facts therein stated. The contents of the schedules will not vary, change or alter the language or substance of the representations and warranties contained in this Agreement. Each Schedule is annexed hereto on the date hereof and, if Buyer consents, will be updated as necessary or amended on or before the Closing Date. Unless otherwise specifically noted herein, all schedules shall be deemed the sole responsibility, obligation, disclosure and work-product of Seller.
          (b) No representation or warranty of Seller or the Selling Shareholders contained in this Agreement shall be affected or deemed waived or otherwise impaired or limited by reason of any investigation or due diligence conducted by Buyer or its representatives, except that no claim for indemnity under Article VII of this Agreement for a breach of a particular representation, warranty or covenant shall be made after the Closing if the Buyer had Knowledge before the Closing Date of any facts, events or circumstances that would cause the particular representation or warranty of Seller to be untrue.

     Section 9.7 Governing Law.
     This Agreement will be governed by and construed in accordance with the Laws of the State of New York without regard to its principles of conflicts of laws.
     Section 9.8 Submission to Jurisdiction.
     Each of the Parties submits to the jurisdiction of any state or federal court having jurisdiction in Wayne County, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
     Section 9.9 Alternate Dispute Resolution.
     If any dispute arises between the Parties regarding this Agreement, any Closing Document or the Transaction (other than a dispute relating to Intellectual Property which the parties reserve all rights to litigate, or otherwise address as they may agree at the time such dispute arises), John D. Kavazanjian, on behalf of Buyer, and Ken Cotton, on behalf of Seller, or their respective designees, will attempt in good faith to resolve the dispute. They will meet, in person or by other means mutually satisfactory to them, to attempt to resolve the dispute within fifteen (15) days after reference of the matter to them. If they reach a decision within such fifteen (15) day period, their decision will be final and binding on the parties for all purposes. If they fail to resolve the dispute within such period, Buyer and Seller may, if they then so agree, refer the matter for arbitration on such terms as they may then agree or, failing that, proceed to litigation.
     Section 9.10 Specific Performance.
     Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Seller is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.
     Section 9.11 Remedies Cumulative.
     The various rights and remedies herein provided will be cumulative and not exclusive of any other rights or remedies herein provided or any rights or remedies provided by Law.

     Section 9.12 Inferences.
     Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against either party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
     Section 9.13 Severability.
     The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     Section 9.14 Entire Agreement.
     This Agreement, including the Exhibits, the Schedules, the Ancillary Agreements and the other Closing Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.
     Section 9.15 Headings.
     The heading references herein and any tables of contents, indexes or similar items hereto are for convenience purposes only, do not constitute a part of this Agreement, and will not be deemed to limit or affect any of the provisions hereof.
     Section 9.16 Counterparts.
     This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same Agreement.
     Section 9.17 Facsimiles.
     The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.
[The signatures of the parties appear on the next page.]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

BUYER:	SELLER:

Ultralife Corporation	U.S. Energy Systems, Inc.

/s/ Phil A. Fain Signature	/s/ Ken Cotton Signature

Phil A. Fain Print Name	Ken Cotton Print Name

Vice President Business Development Title	President Title

ACQUISITION SUB:	SELLING SHAREHOLDERS

STATIONARY POWER SERVICES, INC.	/s/ Ken Cotton

Ken Cotton

/s/ Robert W. Fishback Signature	/s/ Shawn O’Connell Shawn O’Connell

Robert W. Fishback Print Name	/s/ Simon Baitler Simon Baitler

Treasurer
Title
[Signature Page to Asset Purchase Agreement]